Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

TUCOWS INC.

TUCOWS (EMERALD), LLC

ENOM, INCORPORATED

RIGHTSIDE GROUP, LTD.

and

RIGHTSIDE OPERATING CO.

January 20, 2017

TABLE OF CONTENTS

Page

ARTICLE 1 DEFINITIONS AND INTERPRETATIONS		1

1.1	Certain Definitions	1
1.2	Additional Definitions	10
1.3	Certain Interpretations	12

ARTICLE 2 PURCHASE PRICE		13

2.1	Purchase and Sale of Shares	13
2.2	Payment of Closing Transaction Expenses	13
2.3	Purchase Price Adjustment	13

ARTICLE 3 CLOSING		15

3.1	Closing	15
3.2	Closing Deliveries	15

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER		17

4.1	Organization; Authority and Enforceability	17
4.2	Capital Structure	18
4.3	Governmental Approvals	18
4.4	Seller Corporate Approvals	19
4.5	Conflicts	19
4.6	Tangible Property	19
4.7	Financial Statements	19
4.8	No Undisclosed Liabilities	20
4.9	Accounts Receivable; Accounts Payable	20
4.10	Sufficiency of Assets	21
4.11	Absence of Changes	21
4.12	Intellectual Property	22
4.13	Privacy and Data Security	24
4.14	Material Contracts	25
4.15	Taxes	26
4.16	Employee Matters	28
4.17	Employee Benefit Plans	28
4.18	Legal Proceedings	30
4.19	Compliance with Laws; Permits	30
4.20	Title to Shares	30
4.21	Bank Accounts	30
4.22	Real Property	31
4.23	Environmental Matters	31
4.24	Unlawful Payments; No Sanctions	31
4.25	Brokerage Fees	32
4.26	Related Party Transactions	32
4.27	Top Customers	32
4.28	Insurance	32
4.29	Solvency	33
4.30	Exclusivity of Representations	33

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ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER		33

5.1	Organization and Good Standing	33
5.2	Authority and Enforceability	33
5.3	Governmental Approvals	34
5.4	Conflicts	34
5.5	Sufficiency of Funds	34
5.6	Brokers and Finders	34
5.7	Independent Investigation	34
5.8	Exclusivity of Representations	35

ARTICLE 6 COVENANTS OF PARTIES		35

6.1	Commercially Reasonable Efforts; Seller Consents	35
6.2	Wrong Pocket Cooperation	35
6.3	Public Statements	35
6.4	Record Retention	36
6.5	Payments	36
6.6	Termination of Certain Arrangements	36
6.7	D&O Policy	36
6.8	Delivery of Financial Statements	37
6.9	Use of Names	37
6.10	Letters of Credit	38

ARTICLE 7 EMPLOYEE MATTERS		38

7.1	Designated Employees	38
7.2	No Assumption of Liabilities	38
7.3	Vacation Payout Sharing	38
7.4	No Third Person Beneficiaries	39

ARTICLE 8 TAX MATTERS		39

8.1	Tax Returns	39
8.2	Computation of Tax Liabilities.	40
8.3	Transfer Taxes	40
8.4	Refunds.	41
8.5	Post-Closing Actions Affecting Seller’s Liability for Taxes.	41
8.6	Termination of Existing Tax Sharing Agreements	41
8.7	Tax Contests	42
8.8	Assistance and Cooperation	42

ARTICLE 9 POST-CLOSING INDEMNIFICATION		42

9.1	Survival	42
9.2	Indemnification	43
9.3	Limitations on Indemnification	44
9.4	Indemnification Procedures	45
9.5	Calculation of Indemnity Payments	47
9.6	Exclusive Remedy	47
9.7	Characterization of Indemnification Payments	48
9.8	Minimum Cash	48

ARTICLE 10 MISCELLANEOUS		48

10.1	Notices	48
10.2	Amendments and Waivers	50

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10.3	Successors and Assigns	50
10.4	Severability	50
10.5	Fees and Expenses	50
10.6	Specific Performance	50
10.7	Other Remedies	50
10.8	No Third Person Beneficiaries	51
10.9	Entire Agreement	51
10.10	Governing Law	51
10.11	Consent to Jurisdiction	51
10.12	WAIVER OF JURY TRIAL	52
10.13	Counterparts	52

SCHEDULES

Schedule A	Closing Working Capital

Schedule B	Restructuring

Schedule C	Special Indemnity Matters

Schedule D	Other Indemnity Matters

EXHIBITS

Exhibit A	Transition Services Agreement

Exhibit B	Restrictive Covenant Agreement

Exhibit C	Sublease

Exhibit D	SVB Amendment

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of January 20, 2017 by and among Tucows Inc., a Pennsylvania corporation (“Parent”), Tucows (Emerald), LLC, a Delaware limited liability company and indirect wholly owned subsidiary of Parent (“Buyer”), Rightside Group, Ltd., a Delaware corporation (“Seller”), Rightside Operating Co., a Delaware corporation and wholly owned subsidiary of Seller (“Seller Sub” and together with Seller, the “Selling Entities”), and eNom, Incorporated, a Nevada corporation and wholly owned subsidiary of Seller Sub (the “Company”). Each of Parent, Buyer, Seller Parent, Seller Sub and the Company are referred to herein sometimes as a “Party” and together as the “Parties.”

W I T N E S S E T H:

WHEREAS, Seller Sub is the legal and beneficial owner of all of the issued and outstanding shares of common stock, par value $0.001 per share, of the Company (the “Shares”), which represent all of the capital stock of the Company;

WHEREAS, the Selling Entities have agreed to sell to Buyer, and Buyer has agreed to purchase from the Selling Entities all of the issued and outstanding Shares, free and clear of all Liens, upon the terms and subject to the conditions set forth herein (the “Transaction”);

WHEREAS, simultaneous with the execution of this Agreement, in connection with the consummation of the Transaction, Buyer and Seller have entered into that certain Transition Services Agreement, dated the date hereof, a copy of which is attached hereto as Exhibit A (the “Transition Services Agreement”);

WHEREAS, simultaneous with the execution of this Agreement, Buyer and Seller have entered into that certain Restrictive Covenants Agreement, dated the date hereof, a copy of which is attached hereto as Exhibit B (the “Restrictive Covenants Agreement”); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements, as more fully set forth in this agreement, in connection with the Transaction.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein set forth, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATIONS

1.1     Certain Definitions.  For all purposes of and under this Agreement, the capitalized terms in this Section 1.1 shall have the meanings set forth below.

“Action” shall mean any action, arbitration, complaint, lawsuit, litigation, hearing, investigation or other similar legal proceeding, in each case, commenced, conducted, brought or heard by or before any Governmental Authority or arbitrator, in each case whether formal or informal, administrative, civil or criminal, at law or in equity, including any such proceeding relating to Taxes or the IRS or any state or local taxing authority.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such Person, or if such Person is a partnership, any general partner of such Person or a Person controlling any such general partner. For purposes of this definition, “control” (including “controlled by” and “under common control with”) shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise.

“Balance Sheet” shall mean the consolidated balance sheet of the Company as of September 30, 2016.

“Balance Sheet Date” shall mean September 30, 2016.

“Base Purchase Price” shall mean $83,500,000.

“Books and Records” shall mean the minute books, personnel records, sales order files, purchase order files, books of account, supplier lists, customer lists, dealer, representative and distributor lists, market studies, market research, customer surveys, product roadmaps, manuals, business plans and budgets, correspondence, advertising and promotional materials, credit records of customers and other documents and other business and financial records, of Seller or any of its Subsidiaries to the extent used in and necessary to the operation of the Business as conducted as of the Closing Date.

“Business” shall mean Seller and its Subsidiaries’ worldwide domain name registrar business as of the Closing Date and the development, marketing, distribution, sale and support of the Company Products; provided, that the Business does not include (i) the business of name.com, including its domain name registrar business, (ii) any operations or services provided to the Business as of the date hereof by any Employees of Seller or any of its Subsidiaries that are not Designated Employees, (iii) any operations or services provided by Seller to Buyer or one or more of its Subsidiaries pursuant to the Transition Services Agreement, (iv) Seller’s sales and marketing operations to the extent not exclusively related to the sales and marketing of the Company Products and (v) Seller’s general corporate functions, including human resources, business development, legal, network infrastructure, purchasing, finance and accounting in support of the remaining business of Seller and its Subsidiaries.

“Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in Toronto, Ontario and Seattle, Washington are authorized or obligated by Law to close.

“Buyer Fundamental Representations” shall mean the representations and warranties of Buyer set forth in Section 5.2 (Authority and Enforceability), Section 5.5 (Sufficiency of Funds) and Section 5.6 (Brokers and Finders).

“Buyer Material Adverse Effect” shall mean any change, event, circumstance or effect that, individually or in the aggregate with all other changes, events, circumstances and effects, has had or would reasonably be expected to have a material adverse effect on Buyer’s ability to timely consummate the Transaction.

“Closing Cash Amount” shall mean the sum of all cash and cash equivalents of the Company and its Subsidiaries as of the Closing calculated in accordance with GAAP applied on a basis consistent with the Financial Statements, and shall exclude any (i) outstanding uncleared checks, drafts or wire transfers and (ii) restricted cash, cash deposits, cash in reserve accounts, cash escrow accounts, custodial cash and cash otherwise subject to any legal or contractual restriction on the ability to freely transfer or use such cash.

“Closing Debt Amount” shall mean the aggregate amount of all Indebtedness of the Company as of immediately prior to the Closing (other than the Indebtedness set forth in Section 1.1(a) of the Company Disclosure Schedule); provided that the Closing Debt Amount shall not include any Indebtedness that are included in the calculation of Net Working Capital.

“Closing Transaction Expenses” shall mean all (i) fees and expenses incurred by Seller or the Company at or prior to the Closing, and that remain unpaid at Closing, in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby, (ii) unpaid payment obligations of the Selling Entities or the Company or its Subsidiaries that become due solely as a result of the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements under any change in control, transaction bonus or similar agreement or arrangement with any Employee existing at or prior to the Closing, including those set forth in Section 1.1(b) of the Company Disclosure Schedule, and any Transaction Payroll Taxes payable with respect thereto, and (iii) unpaid severance payments or similar payment obligations made or provided, or required to be made or provided, by the Selling Entities, the Company or its Subsidiaries (including, for the avoidance of doubt, any Transaction Payroll Taxes payable with respect thereto) to any person as a result of or in connection with the transactions contemplated by this Agreement and the other Transaction Agreements; provided that any severance payments or other similar payment obligations, including but not limited to payout of vacation accruals, arising in connection with the termination or cessation of employment of any Designated Employee after the Closing Date shall not be deemed to be a Closing Transaction Expense.

“Closing Working Capital” shall mean the Net Working Capital as of the Closing

“Closing Working Capital Deficit” shall mean an amount, if any, by which the Closing Working Capital is less than the Closing Working Capital Target.

“Closing Working Capital Surplus” shall mean an amount, if any, by which the Closing Working Capital is greater than the Closing Working Capital Target.

“Closing Working Capital Target” shall mean $0.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Confidential Information” shall mean the Confidential Information owned by the Company or any of its Subsidiaries.

“Company Copyrights” shall mean the Copyrights owned by the Company or any of its Subsidiaries.

“Company Intellectual Property Rights” shall mean all Intellectual Property Rights owned by the Company, including (i) the Company Copyrights, (ii) the Company Trademarks, (iii) Company Patents, and (iv) the Company Trade Secrets.

“Company Material Adverse Effect” shall mean any change, event, circumstance or effect that, individually or in the aggregate with all other changes, events, circumstances and effects, has had or would reasonably be expected to have a material adverse effect on (i) the business, operations, financial condition or results of operations of the Company or the Business, taken as a whole, or (ii) the ability of the Company or the Selling Entities to timely consummate the Transaction; provided, however, that, solely for purposes of clause (i), no such change, event, circumstance or effect (by itself or when aggregated or taken together with any and all other such changes, events, circumstances or effects) directly or indirectly resulting from, attributable to or arising out of any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no such change, event, circumstance or effect (by itself or when aggregated or taken together with any and all other such changes, events, circumstances or effects) directly or indirectly resulting from, attributable to or arising out of any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur:

(i)     changes affecting general economic, regulatory or political conditions or any change affecting any securities, credit, financial or other capital markets, in each case in the United States or any region in which the Company operates;

(ii)     conditions (or changes in such conditions) in the industries in which the Company operates;

(iii)     acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism);

(iv)     earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events;

(v)     changes in Law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof);

(vi)     the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby;

(vii)     any actions which Buyer has expressly approved or consented to in writing; and

(viii)     any failure by Seller and its Subsidiaries to meet any internal or external budgets, plans or forecasts of the revenues, earnings or other financial performance or results of operations of the Company, in and of itself (provided that the underlying changes, events, circumstances and effects giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect or whether a Company Material Adverse Effect would be reasonably expected to occur);

except, in the case of clauses (i) through (v) above, to the extent any such changes, events, circumstances or effects have a materially disproportionate effect on the Company relative to other businesses in the industry in which the Company operates.

“Company Patents” shall mean the Patents owned by the Company or any of its Subsidiaries.

“Company Products” shall mean those services or products marketed, distributed, sold or licensed by or on behalf of the Company or its Subsidiaries in connection with the Business that are listed in Section 1.1(c) of the Company Disclosure Schedule.

“Company Technology” shall mean: (i) any Copyable Technology owned by the Seller or any of its Subsidiaries (and not licensed by a third Person to Seller or any of its Subsidiaries) that is used exclusively in the Business, (ii) information to the extent exclusively related to the Business and Company Trade Secrets, and (iii) all of the Non-Copyable Technology used exclusively in the Business, and in case of each of (i), (ii) and (iii), if of material value is listed on Section 1.1(d)(1) of the Company Disclosure Schedule; provided, that for clarity the Company Technology does not include (A) any Technology the benefit of which is provided to Buyer pursuant to the Transition Services Agreement, (B) any Technology licensed to Seller or any of its Subsidiaries by a third party, (C) the Technology set forth on Section 1.1(d)(2) of the Company Disclosure Schedule, or (D) any Technology related to Seller’s general corporate functions, including human resources, business development, legal, network infrastructure, purchasing, finance and accounting in support of the remaining businesses of Seller and its Subsidiaries.

“Company Trade Secrets” shall mean the Trade Secrets exclusively owned by the Company or any of its Subsidiaries.

“Company Trademarks” shall mean the Trademarks owned by the Company or any of its Subsidiaries, and the goodwill related thereto. For the avoidance of doubt, “Company Trademarks” shall exclude the term “Rightside”.

“Confidential Information” shall mean non-public and proprietary know-how, inventions (whether or not patentable), processes, algorithms, formulae, databases, data, models, methodologies, concepts, processes, codes, financial, operational, business, scientific, technical, strategic, economic or engineering information, customer and supplier lists, Software and other confidential information, whether tangible or intangible, and whether stored, compiled or memorialized physically, electronically or otherwise.

“Consent Payments” shall mean any fee, expense, charge, or other payment made or required to be made by Seller, Buyer, the Company or any of their respective Affiliates to any third party as an inducement or consideration for the execution and delivery by such third party of any Seller Consent; provided that “Consent Payments” shall not include any payment made or required to be made by Seller or any Affiliate thereof pursuant to any payment obligation existing as of the date hereof.

“Contract” shall mean any contract, agreement, instrument or other legally binding commitment of any kind or nature, whether oral or written, including leases, licenses, mortgages, indentures, promissory notes, guarantees and purchase orders.

“Copyable Technology” shall mean Technology that is a form that can be copied or replicated without material cost or effort, including documentation, Software, and computer and data files.

“Copyright” shall mean any copyrights and all other similar or equivalent rights in works of authorship (including copyrights in Software and websites), whether registered or unregistered, and all applications, registrations and renewals in connection therewith, and all rights therein provided by international treaties and conventions, in each case, anywhere in the world.

“Designated Employee” shall mean the Employees listed on Section 1.1(e) of the Company Disclosure Schedule.

“Employee” shall mean any employee, consultant or independent contractor of Seller or any of its Subsidiaries.

“Employee Benefit Plan” shall mean any employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), any employment, bonus, profit sharing, savings, pension, retirement, change of control, deferred compensation, welfare, health, loan, medical, dental, vision, life or accidental dismemberment, disability, accident, sick pay, sick leave, accrued leave, vacation, paid time off, holiday, termination, severance, incentive, commission, post-retirement health or welfare benefit, stock option, stock purchase, restricted stock, equity or equity-based compensation, stock appreciation right, performance share, performance share unit, restricted stock unit, or other fringe benefit plan, agreement, scheme, fund, policy or arrangement (whether written or unwritten, insured or self-insured) which provides benefits to any Employee (including any former Employee) and currently maintained, sponsored or contributed to by Seller or any Subsidiary or ERISA Affiliate of Seller or with respect to which Seller or any Subsidiary or ERISA Affiliate of Seller could have any Liability.

“Environmental Laws” shall mean all applicable Laws and Orders of any Governmental Authority in effect on or prior to the Closing relating to the pollution or protection of the environment or harm to or the protection of human health and safety (as they relate to exposure to hazardous materials), including releases or threatened releases of hazardous materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of hazardous materials and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting hazardous materials.

“Environmental Permits” shall mean all material Permits issued pursuant to Environmental Law.

“Equity Interests” shall mean (i) any capital stock, share, partnership or membership interest, limited liability company interest, unit of participation or other similar interest (however designated) in any Person and (ii) any option, warrant, purchase right, conversion right, exchange rights or other contract, instrument or arrangement which would entitle any Person to acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses or gains of such Person (including stock appreciation, phantom stock or equity, profit participation, liquidity event participation or other similar rights).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean each Person or entity under common control with Seller or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

“Escrow Triggering Event” shall mean the earliest to occur of a Seller Change in Control or a declaration or event of bankruptcy or insolvency (whether voluntary or involuntary) of the Seller.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fundamental Representations” shall mean the Seller Fundamental Representations and the Buyer Fundamental Representations.

“GAAP” shall mean U.S. generally accepted accounting principles.

“Governmental Authority” shall mean any government or quasi-governmental entity, or political subdivision thereof, whether federal, state, county, municipal, city, national, provincial or municipal, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or Tax authority or power, or any court, arbitrator or tribunal (or any department, bureau or division thereof).

“ICANN” shall mean the Internet Corporation for Assigned Names and Numbers, a California nonprofit public benefit corporation.

“Indebtedness” shall mean, with respect to any Person, as of any specified date, (i) all indebtedness, whether or not contingent, for borrowed money, (ii) any obligations evidenced by notes, bonds, debentures or similar instruments, (iii) any obligations to pay the deferred purchase price of property or services excluding trade accounts payable and accrued expenses incurred in the ordinary course of business consistent with such Person’s customary trade practices (and, with respect to the Company, only such trade accounts payable and accrued expenses that have been included in the calculation of Net Working Capital), (iv) any obligations as lessee under leases that have been, or should be, recorded as capitalized leases under GAAP, (v) any obligations, contingent or otherwise, under or with respect to acceptance credit, letters of credit or similar facilities, (vi) any obligation with respect to interest rate and currency cap, collar, hedging or swap Contracts, (vii) any obligation secured by a Lien (other than Permitted Liens), (viii) any guarantee of the obligations of any other Person, (ix) any accrued interest, fees and charges in respect of any of the foregoing and (x) any prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any of the foregoing.

“Indemnified Party” shall mean any Person entitled to, or seeking, indemnification under the terms of this Agreement.

“Indemnifying Party” shall mean any Party obligated to provide indemnification, or against whom indemnification is sought, under the terms of this Agreement.

“Intellectual Property Rights” shall mean any and all of the rights in or associated with the following throughout, or anywhere in, the world: (a) Patents, (b) Trademarks, (c) Copyrights, (d) Confidential Information (including Trade Secrets), (e) rights of publicity and rights of privacy, (f) rights in databases, data collections, moral rights and mask works, and (g) any other equivalent or similar right of any kind or nature existing in or arising under the Laws of any jurisdiction throughout the world.

“International Employee Plans” shall mean each material Employee Benefit Plan of Seller or its Subsidiaries within the Business that is governed by the Laws of any jurisdiction other than the United States which provides benefits to or in respect of non-U.S. Employees, but excluding any mandatory government or social security pension arrangements, or any other plans, funds or arrangements operated entirely within the United States or primarily for the benefit of Employees who provide services primarily in the United States.

“Internet Properties” shall mean Uniform Resource Locators, Web site addresses, domain names and social media accounts and handles.

“Knowledge of Seller” shall mean the actual knowledge of the individuals set forth on Section 1.1(f)(i) of the Company Disclosure Schedule, after reasonable investigation and due inquiry of such individuals’ direct reports listed on Section 1.1(f)(ii) of the Company Disclosure Schedule.

“Law” shall mean any law, statute, standard ordinance, code, treaty, resolution, promulgation, rule or regulation of a Governmental Authority or any Order or other determination issued, promulgated or entered by or with any arbitrator or court or other Governmental Authority.

“Liability” shall mean any direct or indirect liability, obligation, expense, Indebtedness, claim, loss, damage, deficiency, guarantee, endorsement or commitment of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated, matured or unmatured or otherwise

“Lien” shall mean any mortgage, lien, pledge, hypothecation, charge, assessment, preference, security interest, attachment, restriction, including transfer restrictions and restrictive covenants, put, call, right of first refusal, easement, servitude, right-of-way, option, warrant, conditional sale or installment contract or other encumbrance or defect of title of any kind and any financing lease involving substantially the same effect; provided, however, that any non-exclusive license or other right granted in the ordinary course of business with respect to any Company Intellectual Property Right or Company Technology shall not be considered a “Lien.”

“Loss” or “Losses” shall mean any Liability, loss (which may or may not include diminution in value), damage, deficiency, fine, cost, interest, penalty, charge, expense, Tax, settlement amount, including reasonable attorneys’ fees and consultants’ fees and expenses, and including any reasonable out-of-pocket expenses incurred in connection with investigating or defending against any of the foregoing.

“made available” shall mean that Seller has posted the materials in question to the virtual data room managed by Seller but only if continuously so posted for at least two Business Days prior to the date of this Agreement.

“Minimum Cash Amount” shall mean (i) during the period beginning on the Closing Date and ending on September 20, 2017, an amount equal to the Cap, (ii) during the period beginning September 21, 2017 and ending on January 20, 2018, an amount equal to $6,350,000 and (iii) during the period beginning on January 21, 2018 and ending on the General Survival Date, an amount equal to $5,350,000; in each case, as such amount shall be increased or decreased in accordance with Section 9.8 hereof.

“Net Working Capital” shall have the meaning set forth in Schedule A.

“Non-Copyable Technology” shall mean Technology that is not Copyable Technology, including, for example, hardware and equipment.

“Object Code” shall mean one or more computer instructions in machine readable form (whether or not packaged in directly executable form), including any such instructions that are readable in a virtual machine, whether or not derived from Source Code, together with any partially compiled or intermediate code that may result from the compilation, assembly or interpretation of any Source Code.

“Open Source Software” shall mean Software which is subject to any license meeting the definition of “Open Source” promulgated by the Open Source Initiative, available online at http://www.opensource.org/osd.html (including any GNU General Public License, Library General Public License, Lesser General Public License, Mozilla Public License, Berkeley Software Distribution license, MIT, and the Apache License).

“Order” shall mean any order, judgment, award, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Organizational Documents” shall mean, with respect to any entity, the current certificate of incorporation, the articles of incorporation, bylaws, articles of organization, partnership agreement, limited liability company agreement, formation agreement, joint venture agreement or other similar organizational or governing documents of such entity.

“Patents” shall mean all design patents, utility patents, statutory invention registrations, industrial designs, and pending applications and patent and design disclosures therefor and all renewals, reissues, divisions, continuations, continuations-in-part, extensions, and reexaminations thereof, and all rights therein provided by international treaties and conventions, in each case, anywhere in the world.

“Permits” shall mean all permits, registrations, certifications, clearances, consents, rights, easements, concessions, grants, franchises, licenses and other evidence of authority issued or granted to, conferred upon or otherwise created by any Governmental Authority.

“Permitted Liens” shall mean (i) Liens for real or personal property Taxes that are not yet due and payable and for which reserves have been established in accordance with GAAP, (ii) Liens to secure landlords, lessors or renters under any Real Property incurred in the ordinary course of business, (iii) Liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies or other similar items incurred in the ordinary course of business and related to amounts that are not yet due and payable, (iv) Liens, encumbrances, zoning restrictions, covenants, conditions and restrictions imposed on the underlying fee interest in Real Property that do not materially interfere with the Company’s use of the subject Real Property and (v) Liens listed on Section 1.1(g) of the Company Disclosure Schedule.

“Person” shall mean any individual, company, corporation, limited liability company, general or limited partnership, trust, proprietorship, joint venture, or other business entity, unincorporated association, organization or enterprise or any Governmental Authority.

“Pre-Closing Tax Period” shall mean any taxable period or portion of a period ending on or before the Closing Date, including the portion of any Straddle Period ending on the Closing Date.

“Purchase Price” shall mean (i) the Base Purchase Price, less (ii) the Closing Working Capital Deficit (if any), less (iii) the Closing Debt Amount, less (iv) the Closing Transaction Expenses, plus (v) the Closing Working Capital Surplus (if any), plus (vi) the Closing Cash Amount, in each case, without duplication.

“Purchase Price Components” shall mean the Closing Debt Amount, the Closing Transaction Expenses, the Closing Working Capital Deficit, the Closing Working Capital Surplus and the Closing Cash Amount.

“Real Property” shall mean real property together with all easements, licenses, interests and all of the rights arising out of the ownership thereof or appurtenant thereto and together with all buildings, structures, facilities, fixtures and other improvements thereon.

“Registered IPR” shall mean any Intellectual Property Right that is subject to an application, filing or registration with any Governmental Authority (including the U.S. Patent and Trademark Office or the U.S. Copyright Office), including any Patent, registered Trademark, or any registered Copyright, or any application for the registration or issuance of any of the foregoing.

“Representative” shall mean, with respect to any Person, any officer, director, principal, manager, member, attorney, agent, employee, advisor or other authorized representative of such Person.

“Restructuring” shall mean the transactions set forth on Schedule B.

“Retained Contracts” shall mean the Contracts listed on Section 1.1(h) of the Company Disclosure Schedule.

“Seller Change in Control” shall mean the occurrence of any of the following events: (i) the sale, exchange, lease or other disposition of all or substantially all of the assets of Seller to a person or group of related persons (as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act); (ii) a merger or consolidation involving Seller in which voting securities of Seller owned by the shareholders of Seller immediately prior to such merger or consolidation do not represent, after conversion if applicable, more than 50% of the total voting power of the surviving controlling entity outstanding immediately after such merger or consolidation; (iii) the direct or indirect acquisition of beneficial ownership of at least 50% of the voting securities of Seller by a person or group of related persons (as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), provided that such “person or group of related persons” shall not include Seller, a subsidiary of Seller, or an employee benefit plan sponsored by Seller or a subsidiary of Seller (including any trustee of such plan acting as trustee); or (iv) the making of any resolution or the entry into any agreement, understanding, arrangement or other Contract, in each case with respect to the foregoing.

“Seller Consents” shall mean the consents, approvals, waivers or authorizations required to be obtained, notices required to be provided or filings required to be made with respect to any Contract (other than the Retained Contracts) relating to the Business under the terms of each such Contract in connection with the execution, delivery or performance of this Agreement and the other Transaction Agreements or the consummation of any of the transactions contemplated hereby or thereby on the part of the Selling Entities, the Company or its Subsidiaries.

“Seller Fundamental Representations” shall mean the representations and warranties of Seller set forth in Section 4.1 (Organization; Authority and Enforceability), Section 4.2 (Capital Structure), Section 4.15 (Taxes), Section 4.20 (Title to Shares) and Section 4.25 (Brokerage Fees).

“Software” shall mean all (i) computer software, files, scripts, programs, applications, systems and code, including firmware, software implementations of algorithms, models and methodologies and program interfaces, whether in Source Code or Object Code, (ii) software development and design tools, software libraries and compilers, and (iii) documentation, including user manuals and training manuals, relating to any of the foregoing.

“Source Code” shall mean one or more statements in human readable form, including comments, definitions and annotations, which are generally formed and organized to the syntax of a computer or programmable logic programming language.

“Sublease” shall mean a Sublease by and between Seller Sub and the Company, in the form attached hereto as Exhibit C, for the premises designated therein located at 5808 Lake Washington Boulevard, N.E., Suite 203, Kirkland, Washington 98033.

“Subsidiary” shall mean, with respect to a particular Person, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, partnership, limited liability company or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or (ii) such Person or any other Subsidiary of such Person is a general partner (excluding any partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership).

“SVB Amendment” shall mean the Limited Consent and Amendment No. 4 to the SVB Credit Agreement substantially in the form attached hereto as Exhibit D.

“SVB Credit Agreement” shall mean the Credit Agreement dated as of August 1, 2014 (as amended) among Seller, Seller Sub, the Company, other Subsidiaries of Seller, and Silicon Valley Bank.

“Tangible Property” shall mean all furniture, trade fixtures, equipment, computer hardware, office equipment and apparatuses, tools, machinery and supplies and other tangible property of every kind (wherever located and whether or not carried on the Books and Records), excluding leasehold improvements or other Real Property, together with any express or implied warranty by the manufacturers, sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto; provided, that Technology shall not be considered Tangible Property.

“Tax” shall mean (i) any U.S. federal, state and local and non-U.S. tax, impost, levy or other assessment, including any income, gross receipt, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, social insurance, unemployment, excise, severance, stamp, occupation, property, abandoned property, escheat and estimated and any other tax of any kind whatsoever, and any customs duty, fee, and other charge in the nature of a tax, (ii) any Liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby Liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person, (iii) any Liability for the payment of any of the foregoing types as a successor or transferee or by Contract and (iv) and any interest, penalty, fine, addition to tax or additional amount with respect to any of the foregoing imposed by any Taxing Authority.

“Tax Benefits” shall mean (i) any bonuses and other compensatory amounts to be paid to service providers of the Company or its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement to the extent deductible under applicable Tax Law, (ii) any Closing Transaction Expenses to the extent deductible under applicable Tax Law (after applying the safe harbor election set forth in IRS Revenue Procedure 2011-29 to determine the amount of permitted deductions for any success based fees) and (iii) any capitalized financing costs and expenses of the Company or any of its Subsidiaries to the extent deductible under applicable Tax Law as a result of the satisfaction of any related Indebtedness in connection with the Closing.

“Tax Return” shall mean any return, report or statement filed or required to be filed with any Governmental Authority with respect to any Tax, including any information return, declaration of estimated tax, claim for refund, election, or voluntary disclosure agreement, and any schedule, addendum or attachment thereto, and any amendment thereof.

“Taxing Authority” shall mean the IRS or any other Governmental Authority (whether state, local or non-U.S.) responsible for the administration of any Tax.

“Technology” shall mean tangible embodiments of Intellectual Property Rights including (i) Software, (ii) databases, compilations, collections of data and data and (iii) designs, manufacturing schematics, algorithms, methods and processes, databases, lab notebooks, prototypes, works of authorship (whether or not copyrightable), models, know-how, and inventions (whether or not patentable) in whatever form and on whatever medium.

“Trade Secrets” shall mean all Confidential Information that is protected as a “trade secret” under applicable Law.

“Trademarks” shall mean trademarks, service marks, trade dress, logos, trade names, corporate names, Internet Properties, other indicia of source or origin, the goodwill related thereto, whether registered or unregistered, and registrations and applications for registration thereof, including all rights therein provided by common law and international treaties and conventions, in each case, anywhere in the world.

“Transaction Agreements” shall mean this Agreement, the Transition Services Agreement, and the Restrictive Covenant Agreement.

“Transaction Payroll Taxes” shall mean the employer portion of any payroll or employment Taxes incurred with respect to any bonuses, option exercises and cash-outs, and other compensatory payments in connection with the transactions contemplated by this Agreement, whether payable by Buyer or the Company or any Affiliate thereof, but, for the avoidance of doubt, excluding any such Taxes to the extent relating to payments made in connection with services rendered after the Closing.

1.2     Additional Definitions.  The following terms have the meanings defined for such terms in the Sections set forth below.

Term	Section
Accrued Vacation Leave Payment	7.3
Additional Asset	6.2
Agreement	Preamble
Affiliate Arrangements	6.6
Annual Financial Statements	4.7(a)
Assumption Conditions	9.4(c)
Business Intellectual Property Rights	4.12(b)
Business Property	4.22
Buyer	Preamble
Buyer Indemnified Parties	9.2(a)
Cap	9.3(b)
Claim	9.4(a)
Closing	3.1
Closing Balance Sheet	2.3(b)
Closing Date	3.1
Closing Financial Data	2.3(b)
Closing Statement	2.3(b)
Company	Preamble
Company Benefit Plan	4.17(a)
Company Disclosure Schedule	Article 4
Company Privacy Policy	4.13
Company Returns	4.15(a)
D&O Covered Persons	6.7
Deductible	9.3(b)
Designated Employee Dependent	4.17(a)
Dispute Notice	2.3(c)(i)

Term	Section
Disputed Components	2.3(c)(iii)
Electronic Delivery	10.13
Escrow Agent	9.8
Estimated Closing Balance Sheet	2.3(a)
Estimated Closing Cash Amount	2.3(a)
Estimated Closing Debt Amount	2.3(a)
Estimated Closing Statement	2.3(a)
Estimated Closing Transaction Expenses	2.3(a)
Estimated Closing Working Capital	2.3(a)
Estimated Purchase Price	2.3(a)
FCPA	4.24(a)
Final Purchase Price	2.3(d)(i)
Financial Statements	4.7(a)
General Survival Date	9.1
Governmental Approvals	4.3
Income Tax Returns	8.1(a)
Income Taxes	8.1(a)
Independent Accountant	2.3(c)(iii)
In-Licenses	4.12(i)
Insurance Policies	4.28
Inventions Agreement	4.12(e)
IP Licenses	4.12(i)
Material Contracts	4.14(a)
Non-Preparing Party	8.1(c)
Notice of Claim	9.4(a)
Out-Licenses	4.12(i)
Parent	Preamble
Party or Parties	Preamble
Payoff Letter	3.2(a)(x)
Preparing Party	8.1(c)
Pro Forma Return	8.1(c)
Qualified Plan	4.17(c)
Related Party	4.26
Resolution Period	2.3(c)(ii)
Restrictive Covenant Agreement	Recitals
Seller	Preamble
Seller Group Return	8.1(c)
Seller Indemnified Parties	9.2(b)
Seller Sub	Preamble
Selling Entities	Preamble
Shares	Recitals
Single Claim Limit	9.3(b)
Special Indemnity	9.2(a)(vii)
Straddle Period	8.2(b)
Survival Period	9.1
Tax Contest	8.7
Third Person Claim	9.4(c)
Third Person Defense	9.4(c)
Top Customer	4.27
Transaction	Recitals

Term	Section
Transfer Taxes	8.3
Transferred Employees	7.1
Transition Services Agreement	Recitals

1.3     Certain Interpretations.

(a)     When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule or Exhibit, such reference shall be to a Schedule or Exhibit to this Agreement (as applicable) unless otherwise indicated.

(b)     When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and (ii) the words “include,” “includes” and “including” shall be deemed in each case to be followed by the words “without limitation.”

(c)     When used herein, references to “$” or “Dollars” shall be deemed to be references to U.S. dollars.

(d)     The meaning assigned to each capitalized term defined and used herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e)     When reference is made to any Party to this Agreement or any other agreement or document, such reference shall include such Party’s successors and permitted assigns.

(f)     A reference to any specific legislation or to any provision of any legislation shall include any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto.

(g)     The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(h)     When used herein, the words “to the extent” shall be deemed to be followed by the words “but only to the extent.”

(i)     The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document.

ARTICLE 2
PURCHASE PRICE

2.1     Purchase and Sale of Shares.

(a)     Purchase and Sale. Upon and subject to the terms and conditions of this Agreement, at the Closing, Seller shall cause Seller Sub to, and Seller Sub shall, sell, convey, assign, transfer and deliver to Buyer all Shares free and clear of all Liens, and Buyer shall purchase such Shares from Seller Sub, for the Purchase Price.

(b)     Payment of Consideration to Seller. At the Closing, Buyer shall pay, or cause to be paid, the Estimated Purchase Price and other amounts as follows:

(i)     to Seller Sub, an aggregate amount in cash equal to the Estimated Purchase Price, by wire transfer of immediately available funds to a bank account designated by Seller Sub in writing to Buyer at least two Business Days prior to the Closing Date;

(ii)     to each holder of Indebtedness included in the Estimated Closing Debt Amount and identified in the Estimated Closing Statement, if any, the applicable amount of the Estimated Closing Debt Amount, by wire transfer of immediately available funds to the bank account or bank accounts as is designated by such holder in such holder’s Payoff Letter and set forth in the Estimated Closing Statement; and

(iii)     to each payee of the Estimated Closing Transaction Expenses identified in the Estimated Closing Statement, the applicable amount of the Estimated Closing Transaction Expenses, by wire transfer of immediately available funds to the bank account or bank accounts as is designated by such payee and set forth in the Estimated Closing Statement.

2.2     Payment of Closing Transaction Expenses.  For the avoidance of doubt, all Closing Transaction Expenses accrued by the Selling Entities or the Company shall be taken into account and booked as expenses of the Company in the Pre-Closing Tax Period.

2.3     Purchase Price Adjustment.

(a)     Estimated Closing Statement. At least three Business Days prior to the Closing Date, the Company shall, and Seller shall cause the Company to, deliver to Buyer (i) an estimate of the unaudited consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP applied on a basis consistent with the Financial Statements and setting forth the Company’s good faith estimate of the balance sheet of the Company as of the Closing Date (the “Estimated Closing Balance Sheet”) and (ii) a statement (the “Estimated Closing Statement”) based on the Estimated Closing Balance Sheet, setting forth in reasonable detail a good faith estimate of (A) the Closing Working Capital (such estimate, the “Estimated Closing Working Capital”), (B) the Closing Debt Amount (the “Estimated Closing Debt Amount”), (C) the Closing Transaction Expenses (the “Estimated Closing Transaction Expenses”) and (D) the Closing Cash Amount (the “Estimated Closing Cash Amount”). At the time of the Closing, the Purchase Price shall be calculated based upon the Estimated Closing Working Capital, the Estimated Closing Debt Amount, the Estimated Closing Transaction Expenses, and the Estimated Closing Cash Amount as set forth in the Estimated Closing Statement (as so calculated, the “Estimated Purchase Price”).

(b)     Closing Statement. Within 90 days following the Closing, Buyer shall (A) prepare a balance sheet of the Company as of the Closing Date (the “Closing Balance Sheet”) and a statement (the “Closing Statement” and, together with the Closing Balance Sheet, the “Closing Financial Data”) indicating Buyer’s calculation (based on the Closing Balance Sheet and consistent with the definitions and terms set forth in this Agreement) of the Purchase Price Components and (B) deliver a copy of the Closing Financial Data to Seller. The Closing Balance Sheet shall be prepared in accordance with GAAP applied on a basis consistent with the Financial Statements. Following such 90-day period, Buyer shall be deemed to have accepted and agreed to the Seller’s calculation of each Purchase Price Component as set forth in the Estimated Closing Balance Sheet and the Estimated Closing Statement except with respect to each individual Purchase Price Component that is expressly disputed during such period by Buyer in the Closing Financial Data and any undisputed Purchase Price Components shall be deemed final, binding and conclusive on Buyer.

(c)     Disputes.

(i)     After receipt of the Closing Financial Data, Seller shall have 45 days to review the Closing Financial Data. Buyer shall (i) provide the Seller and the authorized representatives of Seller copies of, or reasonable access during normal business hours to, all relevant financial information to the extent reasonably required to complete Seller’s review of the Closing Financial Data and (ii) cooperate with the reasonable requests of Seller and the authorized representatives of Seller with respect to the review of the Closing Financial Data, including by providing all information reasonably necessary in reviewing the Closing Financial Data. Unless Seller delivers a written dispute notice signed by Seller to Buyer on or prior to the 40th day after Seller’s receipt of the Closing Financial Data (a “Dispute Notice”) disputing the amounts set forth in the Closing Financial Data, then Seller shall be deemed to have accepted and agreed to, as of the Closing, Buyer’s calculation of the Purchase Price Components, and such calculation shall be final, binding and conclusive on Seller.

(ii)     If Seller timely delivers a Dispute Notice, Seller and Buyer shall, within ten Business Days (or such longer period as Buyer and Seller may agree in writing) following receipt of such notice (the “Resolution Period”), attempt in good faith to resolve their differences, and any resolution in writing signed by each of them as to any disputed amounts shall be final, binding and conclusive.

(iii)     If, at the conclusion of the Resolution Period, there are any amounts remaining in dispute, then such amounts remaining in dispute may be submitted by Seller or Buyer for binding resolution to a nationally recognized independent public accounting firm (which firm shall be subject to the mutual approval of Buyer and Seller and may not be a firm that performs services for Buyer, Seller or their Affiliates) appointed by the mutual agreement of Buyer and Seller (the “Independent Accountant”) within ten Business Days after the expiration of the Resolution Period. The Independent Accountant shall act as an arbitrator to determine whether the Purchase Price Components used in the calculation of the Estimated Purchase Price that remain disputed following the Resolution Period (the “Disputed Components”) were not prepared in accordance with the definitions thereof. The Independent Accountant shall not have the authority to determine the accuracy of any Purchase Price Components other than the Disputed Components and, for the avoidance of doubt, shall not have the authority to alter any Purchase Price Components in favor of a party if such Purchase Price Component has become final, binding and conclusive on such party pursuant to this Section 2.3. The Independent Accountant’s calculation of the Disputed Components shall be made within 20 Business Days of its selection, shall be set forth in a written statement delivered to Seller and Buyer and shall be final, binding and conclusive. The fees and expenses of the Independent Accountant shall be borne by Buyer, on the one hand, and Seller, on the other hand, based on a percentage equal to (i) the portion of the total amounts disputed not awarded to each such party divided by (ii) the total amounts disputed.

(d)     Payment of Purchase Price Adjustment.

(i)     If the Estimated Purchase Price exceeds the Purchase Price calculated using the Purchase Price Components as finally determined in accordance with this Section 2.3 (the “Final Purchase Price”), then Seller shall, within five Business Days following the determination of the Final Purchase Price pursuant to the provisions of this Section 2.3, pay or cause to be paid an amount equal to such excess to Buyer, by wire transfer of immediately available funds to an account or accounts designated by Buyer at least two Business Days prior to such payment date.

(ii)     If the Final Purchase Price exceeds the Estimated Purchase Price, then Buyer shall, within five Business Days following the determination of the Final Purchase Price pursuant to the provisions of this Section 2.3, pay, or cause to be paid, to Seller an amount equal to such excess by wire transfer of immediately available funds to an account designated in writing by Seller at least two Business Days prior to such payment date.

(iii)     Except as otherwise required by applicable Law, the Parties shall treat any amount paid pursuant to this Section 2.3(d) as an adjustment to the Purchase Price for Tax purposes.

ARTICLE 3
CLOSING

3.1     Closing. The Parties shall consummate the Transaction at a closing (the “Closing”) to occur on the date hereof at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 701 Fifth Avenue, Suite 5100, Seattle, Washington 98104 (or virtually through electronic transfer), unless another date and/or place is mutually agreed upon in writing by Buyer and Seller. The date upon which the Closing occurs hereunder is referred to herein as the “Closing Date.”

3.2     Closing Deliveries.

(a)     Seller Closing Deliveries. At the Closing and subject thereto, the Company and the Selling Entities shall deliver (or cause to be delivered) to Buyer the following:

(i)     a copy of the Transition Services Agreement executed by the Company and Seller and/or one or more of its Subsidiaries;

(ii)     a copy of the Estimated Closing Balance Sheet certified in writing as complete and accurate by the Chief Executive Officer and the Chief Financial Officer of the Company;

(iii)     a copy of the Estimated Closing Statement certified in writing as complete and accurate by the Chief Executive Officer and the Chief Financial Officer of the Company;

(iv)     all stock certificates representing the Shares, duly endorsed in blank for transfer to, or accompanied by duly executed stock transfer powers executed in favor of, the Buyer;

(v)     a certificate, in form and substance reasonably acceptable to Buyer and meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2), duly executed by Seller Sub, to the effect that Seller Sub is not a “foreign person” within the meaning of Section 1445 of the Code;

(vi)     a certificate of good standing or similar instrument for each Selling Entity, the Company and each Subsidiary of the Company issued by the Secretary of State or other relevant public office of the jurisdiction of such entity’s incorporation or organization, dated as of a date not more than five Business Days prior to the Closing Date;

(vii)     a certificate, in form and substance reasonably acceptable to Buyer, duly executed by the secretary of the Company, dated as of the Closing Date, certifying that (A) attached to such certificate is a true and correct copy of (1) the Organizational Documents of the Company and each of its Subsidiaries and (2) resolutions of the board of directors of the Company approving this Agreement, the other Transaction Agreements to which the Company is a party and the transactions contemplated hereby and thereby, and (B) all such Organizational Documents and resolutions are in full force and effect and have not been amended, modified or rescinded;

(viii)     a certificate, in form and substance reasonably acceptable to Buyer, duly executed by the secretary of Seller Sub, dated as of the Closing Date, certifying that (A) attached to such certificate is a true and correct copy of (1) the Organizational Documents of Seller Sub and (2) resolutions of the board of directors of Seller Sub approving this Agreement, the other Transaction Agreements to which Seller Sub is a party and the transactions contemplated hereby and thereby, and (B) all such Organizational Documents and resolutions are in full force and effect and have not been amended, modified or rescinded;

(ix)     resignations, in form and substance reasonably satisfactory to Buyer, of each of the directors and officers of the Company and its Subsidiaries, which resignations shall be effective as of the Closing;

(x)     (A) a copy of the SVB Amendment executed by the Selling Entities, the Company, Silicon Valley Bank and the other parties thereto, duly executed by the parties thereto and (B) a payoff letter, or payoff instructions, provided by Silicon Valley Bank in form and substance reasonably satisfactory to Buyer, evidencing the payoff amount of all amounts owed under the SVB Credit Agreement as of the Closing Date in fulfillment of the conditions to effectiveness set forth in the SVB Amendment (the “Payoff Letter”);

(xi)     evidence, in form and substance reasonably satisfactory to Buyer, of the termination of the Affiliate Arrangements pursuant to Section 6.6;

(xii)     all corporate Books and Records that relate solely to the Company or its Subsidiaries or the Business and other property of the Company or any of its Subsidiaries in the possession of Seller or any Affiliate thereof other than the Company and its Subsidiaries;

(xiii)     a copy of the Sublease executed by each of Seller Sub and the Company; and

(xiv)     a copy of the Restrictive Covenants Agreement executed by Seller.

(b)     Buyer Closing Deliveries. At the Closing and subject thereto, Buyer shall deliver (or cause to be delivered) to Seller the following:

(i)     the Estimated Purchase Price and other amounts pursuant to and in accordance with Section 2.1(b);

(ii)     a copy of the Transition Services Agreement executed by Buyer and/or one or more of its Subsidiaries; and

(iii)     a copy of the Restrictive Covenants Agreement executed by Buyer.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows, subject to the exceptions and disclosures set forth in the disclosure schedule delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement, dated as of the date hereof (the “Company Disclosure Schedule”) (it being understood that the Company Disclosure Schedule has been arranged in sections to correspond to the Sections of this Agreement for convenience only, and each section of the Company Disclosure Schedule shall be deemed to incorporate by reference all information disclosed in any other section of the Company Disclosure Schedule only to the extent it is reasonably apparent on the face of such disclosure that the disclosure of such matter is applicable to such section of the Company Disclosure Schedule):

4.1     Organization; Authority and Enforceability.

(a)     Each of the Selling Entities is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Nevada. Each Subsidiary of the Company is duly incorporated, formed or organized, validly existing and in good standing under the Laws of the jurisdiction of its respective incorporation, formation or organization. Each of the Selling Entities, the Company and each of the Company’s Subsidiaries has all necessary corporate or other organizational power and authority to carry on its business as now being conducted and to own, lease and use its properties and is duly qualified in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification. The copies of the Organizational Documents of each of the Selling Entities, the Company and each of the Company’s Subsidiaries made available to Buyer are, in each case, true, correct and complete copies of such documents and reflect all amendments as in effect as of the date of this Agreement.

(b)     Each of the Selling Entities and the Company has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transaction and the other transactions contemplated hereby and thereby. The execution and delivery by each of the Selling Entities and the Company of this Agreement and the other Transaction Agreements to which it is or will be a party, the performance of its obligations hereunder and thereunder and the consummation by each Selling Entity and the Company of the Transaction and the other transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Selling Entities and the Company, as applicable, and no further action on the part of each of the Selling Entities and the Company or its equityholders (including any vote of the stockholders of Seller whether pursuant to applicable Law, the listing rules of any securities exchange or stock market, including the NASDAQ stock exchange, or otherwise), is necessary to authorize the execution and delivery of this Agreement and the other Transaction Agreement to which such Party is a party and the consummation of the transactions contemplated hereby and thereby.

(c)     This Agreement and each of the other Transaction Agreements to which the Selling Entities and/or the Company is or will be a party has been (or will be) duly and validly executed and delivered by each such Selling Entity and/or the Company, as applicable, and, assuming the due authorization, execution and delivery by Buyer, constitutes (or will constitute) a legal, valid and binding obligation each such Selling Entity and/or the Company, as applicable, enforceable against each such Selling Entity and/or the Company in accordance with its respective terms, subject in each case to bankruptcy, insolvency, reorganization or other similar Laws of general application affecting the rights and remedies of creditors, and to general principles of equity.

4.2     Capital Structure. As of the date hereof, the authorized capital stock of the Company consists solely of 10,000,000 Shares, of which 100 Shares are issued and outstanding. All of the Shares have been duly authorized and validly issued, and are fully paid and non-assessable. There are no securities, options, warrants, calls, rights, Contracts, obligations or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional Equity Interests of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, Contract, obligation or undertaking (including subscription, preemptive or other rights convertible into or exchangeable or exercisable for any Equity Interests of the Company or any of its Subsidiaries).

(a)     Section 4.2(b) of the Company Disclosure Schedule sets forth for each Subsidiary of the Company (i) its name and jurisdiction of organization and (ii) the number of authorized, issued and outstanding shares of each class of its capital stock. All outstanding Shares and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted in compliance in all material respects with all applicable securities laws and all other applicable Law. No Shares are owned or held by any Subsidiary of the Company. The Company, whether directly or indirectly through one or more wholly owned Subsidiaries, is the sole legal and beneficial owner of all shares of each class of capital stock and other Equity Interests of each Subsidiary of the Company. Except as set forth on Section 4.2(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) owns any Equity Interests in any other Person, (ii) controls any Person, (iii) has any investments in, or holds any interest, directly or indirectly, in, any Person or (iv) has any obligation or requirement, directly or indirectly, to provide capital contributions to, or invest in, any Person. Except as set forth on Section 4.2(b) of the Company Disclosure Schedule, there are not any outstanding Contracts of the Company or any of its Subsidiaries to (x) repurchase, redeem or otherwise acquire any Equity Interests of the Company or any of its Subsidiaries or (y) dispose of any Equity Interests of any of its Subsidiaries. Except as set forth on Section 4.2(b) of the Company Disclosure Schedule, the Company is not a party to any voting agreement with respect to any Equity Interests of the Company or any of its Subsidiaries and, to the Knowledge of Seller, there are no irrevocable proxies and no voting agreements, voting trusts, rights plans or anti-takeover plans with respect to any Equity Interests of the Company or any of its Subsidiaries.

4.3     Governmental Approvals.  No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Authority (together, “Governmental Approvals”) is required on the part of either Selling Entity, the Company or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement or any other Transaction Agreements to which either Selling Entity or the Company is or will be a party, the performance by either Selling Entity or the Company of its obligations hereunder or thereunder or the consummation of the Transaction or any other transactions contemplated hereby or thereby, except for (a) filings or reports required under, and compliance with, applicable federal securities Laws and (b) any such Governmental Approvals the failure to obtain or make would not (i) be material to either Selling Entity or the Company or (ii) materially impair or delay the ability of either Selling Entity or the Company to consummate the Transaction and to fulfill and perform its covenants and obligations under this Agreement and the other Transaction Agreements.

4.4     Seller Corporate Approvals.  The board of directors of Seller has (i) determined that it is in the best interests of Seller and its stockholders, and declared it advisable, to enter into this Agreement and the other Transaction Agreements to which Seller is a party and consummate the Transaction and the other transactions contemplated hereby and thereby upon the terms and subject to the conditions set forth herein and therein and (ii)  approved the execution and delivery of this Agreement and the other Transaction Agreements to which Seller is a party by Seller, the performance by Seller of its covenants and other obligations hereunder and thereunder, and the consummation of the Transaction and the other transactions contemplated hereby and thereby upon the terms and subject to the conditions set forth herein and therein.

4.5     Conflicts.  Except as set forth in Section 4.5 of the Company Disclosure Schedule, the execution and delivery by each of the Selling Entities and the Company of this Agreement and the other Transaction Agreements to which it is or will be a party, the performance by of its obligations hereunder and thereunder and the consummation by each of the Selling Entities and the Company of the Transaction and the other transactions contemplated hereby and thereby do not and will not (a) conflict with or violate the Organizational Documents of the Selling Entities, the Company or any of the Company’s Subsidiaries, (b) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of any obligations under, create in any party the right to accelerate, terminate, modify or cancel, give rise to any obligation under, result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of the Company, any of the Company’s Subsidiaries or any Selling Entity pursuant to, require any notice, consent or waiver under, or result in the loss of any benefit under, any Material Contract or (c) violate in any material respect any Law or Order applicable to the Company, any of the Company’s Subsidiaries or any Selling Entity.

4.6     Tangible Property.  The Company (or one or more of its Subsidiaries) has good and marketable title to all of the Tangible Property owned by the Company or any of its Subsidiaries, free and clear of all Liens except Permitted Liens. With respect to Tangible Property that is leased by the Company or any of its Subsidiaries, (a) the Company has a valid or subsisting or other comparable contract right leasehold interest in such Tangible Property free and clear of all Liens (other than Permitted Liens) and (b) the Company or the applicable Subsidiary of the Company is in compliance with each such lease and is the sole holder of actual and exclusive possession of all leasehold interests, free and clear of any Liens (other than Permitted Liens). The Tangible Property that is owned or leased by the Company or any of its Subsidiaries is in good operating condition, working order and repair, subject to ordinary wear and tear, free from material defects, are usable in the ordinary course of the business and are suitable in all material respects for the purposes for which it is currently being used. None of the assets of the Company or any of its Subsidiaries are subject to, and the Business is not dependent upon, any capital lease obligations or similar arrangements.

4.7     Financial Statements.  Section 4.7(a)(i) of the Company Disclosure Schedule sets forth a copy of the audited consolidated balance sheet of the Company and its Subsidiaries for the years ended December 31, 2015 and December 31, 2014 and the related statements of income and cash flows for each of the years then ended (the “Annual Financial Statements”) and  the unaudited consolidated balance sheet of the Company and its Subsidiaries for the fiscal quarter ended September 30, 2016 and the related statements of income and cash flows, for the nine months then ended (together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved. The Financial Statements were prepared from the Books and Records of the Company, and present fairly in all material respects the financial condition of the Company and its Subsidiaries as of the respective dates they were prepared and the results of operations for the periods indicated.

(b)     Seller maintains proper and adequate internal accounting controls which provide assurance (i) that transactions are executed with management’s authorization, (ii) that transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for each of the Company’s assets, (iii) that access to each of the Company’s assets is permitted only in accordance with management’s authorization, (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets and (v) that accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(c)     The minute books reflecting all meetings and other actions of the boards of directors and stockholders of the Company and its Subsidiaries and books of account containing all accounting and financial records of the Company and its Subsidiaries (i) are up-to-date, complete and correct, and do not contain or reflect any material inaccuracies or discrepancies, and (ii) have been maintained in accordance with sound business and accounting practices. At the Closing, all such minute books and books of account of the Company and its Subsidiaries that relate solely to the Company or its Subsidiaries and the Business will be in the possession of the Company. No written (or to the Knowledge of Seller, oral) notice that an item in such books of account is materially incorrect or that the Company has engaged in questionable accounting practices has been received by the Selling Entities or the Company.

(d)     Except as set forth on Section 4.7(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) has any outstanding Indebtedness or (ii) is obligated to make loans to any other Person. Neither the Company nor any of its Subsidiaries has assumed, guaranteed or otherwise became directly or contingently liable on any Indebtedness of any other Person.

4.8     No Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has any Liabilities of the type required to be reflected on, or described in the notes to, a balance sheet of the Business prepared in accordance with GAAP applied consistent with past practice, except for:

(a)     Liabilities that are disclosed in Section 4.8(a) of the Company Disclosure Schedule;

(b)     Liabilities expressly reflected or adequately reserved against in the Balance Sheet;

(c)     trade accounts payable incurred in the ordinary course of the bona fide performance of the Business consistent with past practice since the Balance Sheet Date that have been taken into consideration in connection with the calculation of the Closing Working Capital set forth in the Estimated Closing Statement;

(d)     Liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which do not relate to or arise from any breach of Contract or violation or Law by the Company or any of its Subsidiaries; and

(e)     Liabilities under this Agreement and the other Transaction Agreements and for fees and expenses in connection with the transactions contemplated hereby and thereby (including the Closing Transaction Expenses).

4.9     Accounts Receivable; Accounts Payable.  All accounts receivable reflected on the Balance Sheet, arising subsequent to the Balance Sheet Date or due to the Company or any of its Subsidiaries as of the Closing Date are valid and genuine and have arisen in the ordinary course of business consistent with past practice, and are, to the Knowledge of Seller, not subject to defenses, set-offs or counterclaims other than returns or refunds in the ordinary course of business and consistent with past practice. The allowance for such doubtful accounts on the Balance Sheet has been determined on a consistent basis in accordance with past practice. Neither the Company nor any of its Subsidiaries has received any notice and, to the Knowledge of Seller, no facts or circumstances exist that would reasonably indicate that any of the accounts receivable of the Company and its Subsidiaries are not collectible within 120 days after billing or other than in the full aggregate recorded amounts thereof.

(a)     All accounts payable and accrued expenses reflected on the Balance Sheet and all accounts payable and accrued expenses incurred by the Company and its Subsidiaries subsequent to the Balance Sheet Date were incurred in the ordinary course of business consistent with past practice. Since the Balance Sheet Date, the Company and its Subsidiaries have paid their respective accounts payable in the ordinary course of business consistent with past practice, except for those accounts payable being contested in good faith.

4.10     Sufficiency of Assets.  After taking into account (a) the consummation of the transactions contemplated by this Agreement and (b) the provision of the services and access to assets by Seller pursuant to and in accordance with the Transition Services Agreement, the Company shall, as of the Closing Date, own or otherwise have the right to use all of the Tangible Property, assets, properties, Technology and rights (other than cash) necessary for the Company and its Subsidiaries to operate the Business in substantially the same manner as operated by Seller and its Subsidiaries as of the Closing, other than the Retained Contracts and any Tangible Property, assets, properties, Technology and rights set forth on Section 4.10 of the Company Disclosure Schedule.

4.11     Absence of Changes.  Since the Balance Sheet Date through the date of this Agreement, (x) there has not occurred a Company Material Adverse Effect, (y) except for the Restructuring, Seller and its Subsidiaries have operated the Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and (z) except for actions taken in connection with the Restructuring or this Agreement and the transactions contemplated hereby, neither Seller nor any of its Subsidiaries has taken any of the following actions:

(a)     amended any of the Organizational Documents of the Company or any of its Subsidiaries;

(b)     effected any split, combination or reclassification of any Shares or any Equity Interests of any of the Company’s Subsidiaries;

(c)     issued, sold or otherwise disposed of any Shares or other Equity Interests of the Company or any Equity Interests of any of the Company’s Subsidiaries, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) or entered into any agreement with any respect to the conversion, exchange, registration or voting of, any Shares or other Equity Interests of the Company or any Equity Interests of any of the Company’s Subsidiaries;

(d)     declared or paid any dividends or distributions on or in respect of the Shares or the Equity Interests of any of the Company’s Subsidiaries or redeemed, purchased or acquired any Shares or any Equity Interests of any of the Company’s Subsidiaries;

(e)     increased the rate of, or amended or accelerated the payment, right to payment or vesting of the compensation, severance, termination pay or retention payments payable or to become payable to or benefits of any Designated Employee other than in the ordinary course of business and consistent with past practice;

(f)     other than in the ordinary course of business consistent with past practice, sold, leased, licensed, transferred or otherwise disposed of or encumbered any material Tangible Property or material Intellectual Property Right of the Company, or granted or otherwise created or consented to the creation of any Lien (other than Permitted Liens) affecting any material assets of the Company or any part thereof;

(g)     incurred, assumed or guaranteed any Indebtedness to which the Company or any of its Subsidiaries or any of their assets or properties would be subject, other than unsecured Indebtedness incurred in the ordinary course of business;

(h)     made any significant changes to its normal and customary practices regarding the solicitation, booking and fulfillment of orders or the shipment and delivery of goods relating to the Business;

(i)     made any changes in accounting methods or practices, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements;

(j)     made any material changes in Tax accounting methods, except as required by applicable Law;

(k)     canceled, modified or waived any material debts or claims held by the Company or any of its Subsidiaries, or waived any right of substantial value of the Company or any of its Subsidiaries;

(l)     entered into any material transaction affecting the Business not in the ordinary course of business; or

(m)     agreed in writing or otherwise to take, or proposed to take, any of the actions described in the foregoing.

4.12     Intellectual Property.Section 4.12(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all (i) Company Intellectual Property Rights that are Registered IPR, and in respect of each such item of Registered IPR, the registered owner thereof, the jurisdiction in which each item has been registered or filed, and the applicable registration, application or serial number or similar identifier and applicable issuance, registration or grant date, (ii) material Software owned by the Company or any of its Subsidiaries, and (iii) Company Intellectual Property Rights that are unregistered and material to the operation of the Business. With respect to each item of Registered IPR, all necessary registration, maintenance and renewal fees and Taxes due have been paid, and all necessary documents and certificates have been filed with the U.S. Patent and Trademark Office, Copyright Office or other relevant Governmental Authority, as the case may be, for the purposes of registering, maintaining and renewing, as applicable, such Registered IPR. The Company Intellectual Property Rights that are Registered IPR are subsisting and, to the Knowledge of Seller, the Company Intellectual Property Rights are valid and enforceable. There are no Actions, other than ordinary course proceedings initiated by a Governmental Authority in connection with its examination of an application for registration of any item of Registered IPR, challenging the ownership, validity or enforceability of any Company Intellectual Property Rights that are Registered IPR. No Patent owned by Seller or any of its Subsidiaries is used in the Business.

(a)     After taking into account (a) the consummation of the transactions contemplated by this Agreement and (b) the provision of the services and access to assets by Seller pursuant to and in accordance with the Transition Services Agreement, the Company or one of its Subsidiaries, as of the Closing Date, owns or otherwise has the right to use all Intellectual Property Rights used in the operation of the Business (the “Business Intellectual Property Rights”). All Company Intellectual Property Rights are solely owned by the Company or one of its Subsidiaries free and clear of all Liens other than Permitted Liens. The Business Intellectual Property Rights owned or used by the Company and its Subsidiaries immediately prior to the Closing will be owned or available for use (as applicable) on substantially similar terms and conditions by the Company and its Subsidiaries immediately after the Closing. No Company Intellectual Property Rights are subject to any Action or outstanding Order or settlement agreement or stipulation in any Action that restricts in any material respect the use, transfer, assignment or licensing thereof by the Company or any of its Subsidiaries or the validity or enforceability of any such Company Intellectual Property Rights (including any rights to bring a claim or to recover remedies for any past, present or future infringements or other violations of the foregoing).

(b)     The Company Products that are owned by the Company and the operation of the Business do not infringe or misappropriate or otherwise violate the Intellectual Property Rights of any Person, and in the six years prior to Closing have not infringed or misappropriated or otherwise violated any Intellectual Property Rights owned by any Person. In the six years prior to Closing, neither Seller nor any of its Subsidiaries has received written notice from any Person claiming that the Company, one of its Subsidiaries, the Company Products or the operation of the Business infringes or misappropriates or otherwise violates any Intellectual Property Rights of any Person, but with respect to the period before August 1, 2014, only to Seller’s Knowledge. To Seller’s Knowledge, in the six years prior to Closing neither Seller nor any of its Subsidiaries has received oral notice from any Person claiming that the Company, one of its Subsidiaries, the Company Products or the operation of the Business infringes or misappropriates or otherwise violates any Intellectual Property Rights of any Person. The representation and warranty set forth in this Section 4.12(c) is the only representation or warranty by Seller in this Agreement regarding non-infringement, misappropriation, or violation of any Intellectual Property Right. There are no Actions or written claims pending or, to the Knowledge of Seller, threatened, challenging the rights of the Company or any of its Subsidiaries in the Company Intellectual Property Rights. The Company Products that are owned by a third party are marketed, distributed, sold, or licensed, as applicable, by the Company pursuant to a valid Contract.

(c)     No Actions have been brought or threatened in writing (or to the Knowledge of Seller otherwise threatened), and no claims have otherwise been asserted in writing, by Seller or one of its Subsidiaries against any Person since August 1, 2014 alleging that a Person is infringing or misappropriating or otherwise violating any Company Intellectual Property Rights.

(d)     Seller and its Subsidiaries have taken reasonable measures to protect as confidential and maintain as a trade secret the Company Trade Secrets and to protect as confidential the material Company Confidential Information. Without limiting the foregoing, since August 1, 2014, and to the Knowledge of Seller prior to August 1, 2014, each Person who has contributed to the creation, development or modification of any Company Product owned by the Company or any Software that constitutes Company Technology or the Company Intellectual Property Rights has executed a proprietary information and inventions agreement substantially in the forms made available to Buyer (each, an “Inventions Agreement”). Since August 1, 2014, no such Person has owned or retained any rights to the Company Intellectual Property Rights. To the Knowledge of Seller, no such Person has breached his or her confidentiality obligations under his or her Inventions Agreement.

(e)     To the Knowledge of Seller, there is no Open Source Software included in, or distributed with, any Company Product that would require any material Company-proprietary Source Code that is included in the Company Technology to be disclosed to third Persons or licensed for no fee.

(f)     No government funding, facilities or resources of a Governmental Authority, university, college, or other educational institution or research center was used in the development of any Company Product owned by the Company or, to the Knowledge of Seller, any Company Product owned by a third party in a manner that has resulted in any such Governmental Authority, university, college, or other educational institution or research center any claim or right in or to any such Company Product, any Company Intellectual Property Rights, or any Company Technology.

(g)     The Company Technology: (i) does not, to the Knowledge of Seller, contain any “viruses,” trojan horses, or other software routines designed to permit unauthorized access to or disabling or erasure of data without the consent of the user (it being understood that the foregoing does not include routines or mechanisms related to security or that limit the number or locations of users or modifications); (ii) has not suffered any material error, breakdown or failure; (iii) is in satisfactory working order and meets current capacity; and (iv) to the Knowledge of Seller, has no material defects and its technical documentation and manuals have no material errors. The Seller and its Subsidiaries have taken reasonable steps to implement back-ups, disaster recovery arrangements, and hardware and software support and maintenance for the Company Technology to minimize the risk of a material error, breakdown or failure from occurring and if such event does occur, to minimize the risk that such event causes any loss of data or disruption to the operation of the Business. Section 4.12(h) of the Company Disclosure Schedule identifies any escrow agreement regarding Software owned or licensed by the Company or any of its Subsidiaries.

(h)     Section 4.12(i) of the Company Disclosure Schedule contains a complete list as of the date hereof of (A) any Contract currently in effect pursuant to which Seller or any of its Subsidiaries has licensed or is obligated to license any Company Intellectual Property Rights to another Person (the “Out-Licenses”), other than non-exclusive licenses entered into in connection with the sale or support of Company Products, (B) any Contract currently in effect pursuant to which another Person has licensed any Intellectual Property Rights to Seller or any of its Subsidiaries that is used in the Company Products or the operation of the Business, other than licenses to off-the-shelf or generally commercially available Software or other Technology entered into in the ordinary course of business under which the Seller or any of its Subsidiaries is obligated to pay fees of less than $30,000 per year (the “In-Licenses”, and together with the Out-Licenses, the “IP Licenses”).

(i)     Section 1.1(c) of the Company Disclosure Schedule contains a complete list, as of the date hereof, of the services or products marketed, distributed, sold or licensed by or on behalf of the Company or its Subsidiaries in connection with the Business.

4.13     Privacy and Data Security.  Seller, Seller Sub, the Company and the Subsidiaries of the Company have adopted and published from time to time privacy policies (each, a “Company Privacy Policy”), and except as would not result in a Company Material Adverse Effect, none of such Company Privacy Policies have been incomplete, inaccurate or deceptive. Seller, Seller Sub, the Company and each Subsidiary of the Company (i) are in compliance in all material respects with (A) each applicable Company Privacy Policy and (B) all applicable Laws and regulations pertaining to privacy and personally identifiable information of the users of Company Products and (ii) take commercially reasonable steps to protect such personally identifiable information maintained on its systems from unauthorized third party access and acquisition. Except as would not result in a Company Material Adverse Effect, none of Seller, Seller Sub, the Company and the Subsidiaries of the Company have at any time since August 1, 2014 made any illegal or unauthorized uses or disclosures of any such personally identifiable information, or suffered any material security breach of any of its systems resulting in any unauthorized third party access to, or acquisition of, any such personally identifiable information stored on such systems. To the Knowledge of the Seller, none of Seller, Seller Sub, the Company or any Subsidiaries of the Company (x) have at any time since August 1, 2014 received formal notice of any Actions or been formally charged with the violation of any Laws pertaining to data privacy or security or (y) have been at any time since August 1, 2014 or currently are under investigation with respect to any violation of any Laws concerning data privacy or security or the Company Privacy Policies.

4.14     Material Contracts.

(a)     Section 4.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Material Contracts (and descriptions of all oral Material Contracts) currently in effect as of the date hereof. For purposes of this Agreement, “Material Contracts” shall mean the following Contracts to which Seller or any of its Subsidiaries is a party (other than any Employee Benefit Plan, International Employee Plan or Company Benefit Plan):

(i)     any Contract, excluding purchase orders, with any of the top 20 largest resellers or registrars of any Company Products as measured by revenue received during each of (A) the 12 months ended December 31, 2015 and (B) the 12 months ended December 31, 2016;

(ii)     any Contract containing (A) a most favored nation or similar provision, (B) an exclusive license, supply, distribution or similar right, (C) a right of first refusal, right of first negotiation or similar right or (D) to the Seller’s Knowledge, any other material restriction on the ability of the Company or any of its Subsidiaries to use or enforce any Company Intellectual Property Right, in each case in favor of any customer or other counterparty to Seller or any of its Subsidiaries applicable to the sale of the Company Products;

(iii)     any Contract imposing any limitation or restriction on the right or ability of Seller or any of its Subsidiaries (A) in the operation of the Business, to compete in any geographical area, market or line of business, (B) to develop or distribute any Company Products or (C) to hire or solicit for hire individuals for the Business;

(iv)     any Contract providing for any minimum or guaranteed payments by the Company or any of its Subsidiaries to any Person, with the exception of offer letters and employment agreements where employment is at will;

(v)     any Contract relating to any single or series of related capital expenditures by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries has future financial obligations in excess of $50,000;

(vi)     any loan or credit agreement, indenture, note or other Contract or instrument evidencing Indebtedness of the Company or any of its Subsidiaries or pursuant to which the assets or properties of the Company and its Subsidiaries are subject;

(vii)     (A) any Contract that involves the sharing of revenues, profits or losses by the Company or any of its Subsidiaries with any other Person and (B) any Contract between the Company and/or any of its Subsidiaries, on the one hand, and Seller and/or any Affiliate of Seller (other than the Company and its Subsidiaries), on the other hand;

(viii)     (A) any Contract with ICANN and (B) any Contract with a regional internet registry, country internet registry or organization that performs a similar function, including all registry and registry-registrar Contracts;

(ix)     any Contract with any Governmental Authority to which the Company or any of its Subsidiaries is a party;

(x)     any Contract for a joint venture, strategic alliance, partnership or similar arrangement;

(xi)     the IP Licenses;

(xii)     any settlement agreement under which Seller or any of its Subsidiaries has material ongoing obligations with respect to the Business; and

(xiii)     any lease in respect of Real Property included in Section 4.22 of the Company Disclosure Schedule.

(b)     Seller has made available to Buyer true, correct and complete copies of all Material Contracts (including all amendments, supplements and other modifications thereto, and all schedules, exhibits, addendums and other attachments thereto).

(c)     Each Material Contract is a valid and binding agreement of Seller or its Subsidiaries, as applicable, and, to the Knowledge of Seller, of the other parties thereto, is enforceable against Seller or its Subsidiaries, as applicable, and, to the Knowledge of Seller, against the other parties thereto, and is in full force and effect in accordance with its terms. Neither Seller nor any of its Subsidiaries, as applicable, has materially violated or breached, and neither Seller nor any of its applicable Subsidiaries has committed any material default under, any such Material Contract which remains uncured, and, to the Knowledge of Seller, none of the counterparties thereto is in material breach of, or default with respect to, any Material Contract which remains uncured. Neither Seller nor any of its Subsidiaries has received any written notice or, to the Knowledge of Seller, oral notice of the intention of any party to terminate or not renew any Material Contract, or to seek the renegotiation thereof in any material respect.

4.15     Taxes. Each of the income Tax Returns and other material Tax Returns required to be filed by or on behalf of the Company and its Subsidiaries (the “Company Returns”): (i) has been duly and timely filed on or before the applicable due date (including any extensions); and (ii) has been prepared in material compliance with applicable Law and is true, complete and correct in all material respects. All Taxes due and payable by each of the Company and its Subsidiaries (whether or not shown on a Company Return) have been duly and timely paid.

(a)     Each of the Company and its Subsidiaries has withheld from each payment to its Employees or to its past or present suppliers, creditors, stockholders or other third parties all material Taxes and other deductions required to be withheld and has, within the time and in the manner required by applicable Law, and except as would not be material to the Company and its Subsidiaries, paid such withheld amounts to the proper Taxing Authorities.

(b)     None of the Company or any of its Subsidiaries has any liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), by Contract, as a transferee or successor or otherwise by operation of Law.

(c)     No Company Return is currently subject to an audit, examination or Action by any Taxing Authority and no such audit, examination or Action is pending or has been threatened in writing against or with respect to any of the Company and its Subsidiaries in respect of any Taxes. No written claim has been made by any Governmental Authority in a jurisdiction where the Company or its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(d)     There are no unsatisfied Liabilities for Taxes with respect to any written notice of deficiency or similar document received by any of the Company and its Subsidiaries. There are no Liens for Taxes upon any of the assets of any of the Company and its Subsidiaries except Permitted Liens.

(e)     None of the Company or its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing as a result of any (i) change in method of accounting or use of an improper method of accounting for a Tax period ending on or prior to the Closing Date, (ii) “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of applicable Law) entered into prior to the Closing, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) resulting from a transaction consummated prior to the Closing, (iv) installment sale or open transaction disposition made prior to the Closing, (v) election under Section 108(i) of the Code or comparable provision of state, local or foreign Tax Law made prior to the Closing, or (vi) prepaid amount received prior to the Closing (including as a result of the so-called “deferral method” described in Section 4.02 of the IRS Revenue Procedure 2004-34).

(f)     Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. No extensions or waivers of statutes of limitations have been given or requested with respect to the collection or assessment of Taxes of the Company or any of its Subsidiaries.

(g)     The Company has made available to Buyer complete and accurate copies of Tax Returns, examination reports and statements of deficiency set forth in Section 4.15(h) of the Company Disclosure Schedule that were filed by, assessed against or agreed to by the Company or its Subsidiaries for any Tax period ending after August 1, 2014, and there are no income Tax Returns or other material Tax Returns, and no examination reports or statements of deficiency filed by, assessed against or agreed to by the Company or its Subsidiaries for such periods. For the avoidance of doubt, Tax Returns, examination reports and statements of deficiency referred to in this representation shall not include any Tax Returns, examination reports or statements of deficiency of Seller or its Subsidiaries (other than the Company and its Subsidiaries).

(h)     Except as set forth on Section 4.15(i) of the Company Disclosure Schedule, none of the Company or its Subsidiaries has submitted a written request to any Taxing Authority or is the subject of or bound by any written private letter ruling, technical advice memorandum or similar ruling or memorandum with any Taxing Authority with respect to any Taxes of the Company or its Subsidiaries, nor is any such request outstanding. The Company has made available to Buyer complete and accurate copies of any private letter ruling, technical advice memorandum or similar ruling or memorandum set forth in Section 4.15(i) of the Company Disclosure Schedule.

(i)     None of the Company or its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution occurring within the past two years.

(j)     The Company is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the period specified in Section 897(c)(1)(A)(ii) of the Code.

(k)     None of the Company or its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or similar transaction under any corresponding or similar Law.

4.16     Employee Matters.

(a)     Section 4.16(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date hereof of (i) the employee IDs, positions and rate of base compensation of all Designated Employees and (ii) the respective title and/or position, place of employment and date of hire of each such Designated Employee. The Company does not have, and since August 1, 2014 has not had, any Employees. All Designated Employees are employed by Seller.

(b)     Section 4.16(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all natural persons who, as of the date hereof, are individual independent contractors of the Company or the Business, together with their material terms and conditions of engagement, including but not limited to, provisions as to notice and rates of compensation. To the Knowledge of Seller, all independent contractors set forth on Section 4.16(b) of the Company Disclosure Schedule have been, and currently are, properly classified and treated by Seller as independent contractors and not as employees in all material respects. To the Knowledge of Seller, Seller has, in all material respects, complied with all Laws that could require overtime to be paid to any independent contractor set forth on Section 4.16(b) of the Company Disclosure Schedule. From and after August 1, 2014, there has been no determination, inquiry or audit by any Governmental Authority that any such independent contractor constitutes an employee of the Company or any of its Subsidiaries. From and after August 1, 2014, at no time has any independent contractor brought a claim against any Seller or any of its Subsidiaries, whether formally or informally, challenging his or her status as an independent contractor or made a claim for additional compensation or any benefits under any Employee Benefit Plan or otherwise.

(c)     None of the Designated Employees is subject to any non-compete, non-disclosure, confidentiality, employment, consulting or similar agreements materially impairing the present or proposed activities of the Company, except for agreements between Seller or any of its Subsidiaries and the Designated Employees.

(d)     Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other labor union Contract (including any Contract or agreement with any works council, trade union, or other labor-relations entity) with respect to any Designated Employee, and no such collective bargaining agreement or other union Contract is being negotiated by the Company or any of its Subsidiaries. There is no pending demand for recognition or any other written request or demand from a labor organization for representative status with respect to any Designated Employee. To the Knowledge of Seller, there are no current activities or proceedings of any labor union to organize the Designated Employees. Except as would not result in a Company Material Adverse Effect, there is no labor dispute, strike or work stoppage against Seller or any of its Subsidiaries pending or, to the Knowledge of Seller, threatened.

4.17     Employee Benefit Plans.

(a)     Section 4.17(a) of the Company Disclosure Schedule contains a complete and accurate list of each material Employee Benefit Plan in which a Designated Employee, including any spouse or dependent of a Designated Employee (each, a “Designated Employee Dependent”), participates or is eligible to participate, which is sponsored or maintained for the benefit of any Designated Employee or Designated Employee Dependent as of the date hereof, or with respect to which the Company or any of its Subsidiaries could have any material Liability (a “Company Benefit Plan”).

(b)     True, correct and complete copies of all of the following documents with respect to each Company Benefit Plan, to the extent applicable, have been made available to Buyer: (i) all documents constituting the Company Benefit Plans, including trust agreements, insurance policies, service agreements, and formal and informal amendments thereto; (ii) all Internal Revenue Service (“IRS”) determination letters for the Company Benefit Plans; (iii) the most recent summary plan description and any amendments or modifications thereof; and (iv) all notices that were issued within the preceding three years by the IRS, Department of Labor, or any other Governmental Authority with respect to the Company Benefit Plans.

(c)     The Company Benefit Plans listed in Section 4.17(a) of the Company Disclosure Schedule as “Qualified Plans” are the only Company Benefit Plans that are intended to meet the requirements of Section 401(a) of the Code (each, a “Qualified Plan”). Each of the Qualified Plans has been determined by the IRS to be qualified under Section 401(a) of the Code and exempt from Tax under Section 501(a) of the Code, and each such determination remains in effect and has not been revoked. To the Knowledge of Seller, nothing has occurred with respect to the design or operation of any Qualified Plan that could reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material Liability or Lien, penalty or Tax under ERISA or the Code or any other applicable Law, and the Qualified Plans have been timely amended to comply with current Law.

(d)     With respect to each Company Benefit Plan, there has occurred no non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or breach of any fiduciary duty described in Section 404 of ERISA that could result in any Liability for Seller or any of its ERISA Affiliates or any stockholder, officer, director or employee of Seller or any of its ERISA Affiliates. No Company Benefit Plan is presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor or any other Governmental Authority, and no matters are pending with respect to any Company Benefit Plan under any correction program.

(e)     Each Company Benefit Plan is in compliance and conforms with all applicable provisions of ERISA, the Code and the regulations issued thereunder in all material respects, as well as with all other applicable Laws in all material respects, and has been administered, operated and maintained in accordance with applicable governing documents in all material respects.

(f)     No Company Benefit Plan is an International Employee Plan.

(g)     Neither Seller nor its ERISA Affiliates maintains, sponsors or contributes to, nor can reasonably be expected to have any liability with respect to, (i) any “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan subject to the funding requirements of Section 412 of the Code or Section 302 of Title IV of ERISA, or any comparable provisions of any other applicable Law, (ii) any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA or any “multiple employer” or (iii) any “multiple employer plan” as defined in Section 210(a) of ERISA or Section 413(c) of the Code or “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(h)     No Company Benefit Plan contains any provision or is subject to any Law that would prohibit the transactions contemplated by this Agreement or any other Transaction Agreement or, with respect to any Designated Employees, that would give rise to any vesting or payment of benefits, severance, termination, bonuses or other payments, the enhancement of any benefits or payments or any other Liabilities as a result of the transactions contemplated by this Agreement or any other Transaction Agreement or such transactions taken together with any other event (such as a termination of employment). As of the Closing, Seller or the Company, as applicable, shall have satisfied all obligations and liabilities to Designated Employees with respect to any payments or benefits due under any Company Benefit Plan solely as a result of the transactions contemplated by this Agreement or any other Transaction Agreement. No payments or benefits under any Company Benefit Plan or Contract will be considered “excess parachute payments” under Section 280G of the Code with respect to any Transferred Employee. Neither Seller nor any of its ERISA Affiliates has any obligation to indemnify, hold harmless or gross-up any Transferred Employee with respect to any excise Tax imposed under Section 4999 of the Code. No Company Benefit Plan is a deferred compensation plan subject to the requirements of Section 409A of the Code.

4.18     Legal Proceedings.

(a)     There is no Action pending, or to the Knowledge of Seller, threatened against or affecting Seller or any of its Subsidiaries that relates to the Business or the Company or any of its Subsidiaries, or that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transaction or any other transaction contemplated by this Agreement or any other Transaction Agreement. To the Knowledge of Seller, there is no inquiry or investigation pending or threatened by or before a Governmental Authority against or affecting Seller or any of its Subsidiaries that primarily relates to the Business or the Company or any of its Subsidiaries.

(b)     There is no Order to which Seller or any of its Subsidiaries is subject that relates to the Business or the Company or any of its Subsidiaries.

4.19     Compliance with Laws; Permits.

(a)     Seller and its Subsidiaries are in compliance in all material respects with each Law to the extent applicable to the Business or the Company or any of its Subsidiaries.

(b)     The Company or one of its Subsidiaries owns, holds, possesses or lawfully uses in the operation of the Business all Permits that are necessary for the conduct of the Business as currently conducted, and all such Permits of the Company and its Subsidiaries are in full force and effect. The Company or the applicable Subsidiary is in compliance in all material respects with each such Permit, and neither the Company nor any of its Subsidiaries is in default under or in violation of such Permit in any material respect. No Action seeking the revocation, cancellation, termination, limitation or nonrenewal of any such Permit is pending or, to the Knowledge of Seller, threatened before any Governmental Authority.

(c)     Each of the Company and each of its Subsidiaries is in compliance with all applicable rules, regulations and guidelines published by ICANN and any regional internet registry, country internet registry or organization that performs a similar function. Neither the Company nor any of its Subsidiaries has received any notice of any violations of any rules, regulations or guidelines of or any warning or cease and desist order related to the conduct of the Business from ICANN or any regional internet registry, country internet registry or organization that performs a similar function or been party to or subject to any dispute resolution process or audit initiated or managed by ICANN or any regional internet registry, country internet registry or organization that performs a similar function.

4.20     Title to Shares.  Seller is the direct legal and beneficial owner of, and has good and marketable title to, the Shares, free and clear of all Liens other than those arising pursuant to this Agreement and transfer restrictions of general applicability under applicable securities Laws. Seller has the right, authority and power to sell, assign and transfer the Shares to Buyer in accordance with the terms of this Agreement. There are no outstanding obligations, options, warrants or other rights of any kind, including any restrictions on transfers, relating to the sale or voting of the Shares.

4.21     Bank Accounts.  Section 4.21 of the Company Disclosure Schedule lists all bank accounts, lock boxes, and safe deposit boxes of the Company and its Subsidiaries used in or related to the Business, specifying with respect to each the name and address of the bank or other financial institution, the account number and all Persons having signing authority or other access thereto.

4.22     Real Property.  The Company does not own, and has not owned, any Real Property, and the Company does not lease or sublease any Real Property except as provided in the Sublease. Disclosure Schedule 4.22 sets forth a list of the Real Property leased, licensed or occupied by the Company and its Subsidiaries or otherwise used in the operation of the Business (the “Business Property”). The Business Property, and all of the buildings, plants, structures and facilities located thereon, are in good working condition, subject to ordinary wear and tear, and are sufficient and are all interests in real property used in or necessary to conduct the Business as currently conducted. Neither the Company nor any of its Subsidiaries are guarantors or have any payment or performance obligations under any Contract evidencing any real property interests of Seller or any of its controlled Affiliates.

4.23     Environmental Matters.  The Company and its Subsidiaries possess all Environmental Permits that are necessary for the conduct of the Business as currently conducted or otherwise required under any Environmental Law, and each is in compliance with all such Environmental Permits and applicable Environmental Laws. The operations of the Company and its Subsidiaries have not resulted in a material claim under any Environmental Law against the Company or any of its Subsidiaries or any other Person whose Liability for such claims the Company or any of its Subsidiaries has assumed or retained. Neither the Company nor any of its Subsidiaries is, or has been, subject to any material Action arising under or related to any Environmental Law which remains unresolved.

4.24     Unlawful Payments; No Sanctions.

(a)     Neither Seller, any of Seller’s Subsidiaries, any Affiliate, director, officer or employee of Seller or any of its Subsidiaries, nor, to the Knowledge of Seller, any agent, representative, sales intermediary or other third party acting on behalf of Seller or any of its Subsidiaries, specifically as it relates to the Business has (i) taken any action in violation of any applicable anticorruption Law, including the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78 dd-1 et seq.) (the “FCPA”) and the United Kingdom Bribery Act 2010, or (ii)  corruptly offered, paid, given, promised to pay or give or authorized the payment or gift of anything of value, directly or indirectly through third parties, to any local, state, federal, provincial, municipal, foreign or other government or public official or other Person, for purposes of unlawfully (A) influencing any act or decision of any such official or other Person in his, her or its official capacity, (B) inducing such official or other Person to do or omit to do any act in violation of his, her or its lawful duty, (C) securing any improper advantage, or (D) inducing such official or other Person to use his, her or its influence with a government, Governmental Authority, commercial enterprise owned or controlled by any government (including state owned or controlled facilities), or any other Person in order to assist the Business, or any Person specifically related to the Business, in obtaining or retaining business or directing any business to any Person, and there are no pending or, to the Knowledge of Seller, threatened claims against Seller or any of its Subsidiaries, specifically as it relates to the Business, involving violations of any applicable anticorruption Law, including the FCPA; or

(b)     Except as set forth in Section 4.24(b) of the Company Disclosure Schedule, neither Seller nor any of Seller’s Subsidiaries has (i) exported, re-exported or otherwise transferred goods, software or technology (including through the provision of data, services or training to Persons other than “U.S. persons” (as defined under applicable trade control Laws) regardless of location) without first obtaining any required written governmental authorization, (ii) engaged in any activities or transactions with, in or involving U.S. sanctioned countries, entities or individuals without first obtaining any required written governmental authorization, (iii) directly or indirectly breached any sanctions Laws, including any anti-circumvention provisions therein, (iv) received any written notice alleging violations of any anticorruption Laws, trade control Laws or sanctions Laws, or is or may be subject to any investigation, inquiry or enforcement proceedings related to anticorruption Laws, trade control Laws or sanctions Laws, nor have any such investigations, inquiries or proceedings been threatened in writing, (v) been the subject of a debarment under public procurement laws regulations in relation to a violation of any anticorruption Laws, (vi) carried out any internal investigation or made a voluntary or compelled disclosure to any Government Authority or ICANN in relation to a violation of any anticorruption Laws, trade control Laws or sanctions Law, or (vii) been subject to any sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(c)     Seller and its Subsidiaries have instituted, maintained, monitored and complied with policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with the anticorruption Laws, trade control Laws or sanctions Laws.

4.25     Brokerage Fees.  Except as set forth in Section 4.25 of the Company Disclosure Schedule, neither Seller nor any of its Subsidiaries have incurred any Liabilities for any brokerage, finder, investment banking or other similar fees, commissions or expenses in connection with the Transaction or the other transactions contemplated by this Agreement or the other Transaction Agreements.

4.26     Related Party Transactions.  (a) No Related Party has (i) a material interest in any third party which furnishes or sells any Company Product or other services, products or technology that the Company or any of its Subsidiaries furnishes or sells, (ii) a material interest in any third party that purchases from or sells or furnishes to the Company or any of its Subsidiaries any goods or services or (iii) a material interest in any Contract to which the Company or any of its Subsidiaries is a party, other than any Employee Benefit Plan, except that ownership of no more than 5% of the outstanding voting stock of a Person shall not be deemed to be a “material interest in any third party” for purposes of this Section 4.26; and (b) to the Knowledge of Seller, no Related Party is competing with the Business. As used herein, “Related Party” shall mean: (x) each individual who is an Affiliate, officer or director of Seller or any of its Subsidiaries; and (y) each member of the immediate family of each of the individuals referred to in clause (x) above.

4.27     Top Customers.  Section 4.27 of the Company Disclosure Schedule contains a true and correct list of the top 20 resellers and registrars of the Company by revenue for each of the 12-month period ended December 31, 2015 and the 12-month period ended December 31, 2016 (each such customer, a “Top Customer”). Since December 31, 2015 through the date hereof, neither Seller nor any of its Subsidiaries has received written or, to the Knowledge of Seller, oral notice that any Top Customer intends to (a) discontinue or terminate purchasing Company Products or materially reduce the rate at which Company Products are purchased, (b) reduce the volume of business transacted with the Company or any of its Subsidiaries below historical levels or (c) otherwise change other material terms of its business with the Company or any of its Subsidiaries.

4.28     Insurance.  Seller maintains applicable policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other forms of insurance covering the Company and each of its Subsidiaries (the “Insurance Policies”) meeting all contractual and statutory requirements to which the Company or any of its Subsidiaries are subject. With respect to each Insurance Policy: (a) such Insurance Policy is in full force and effect and enforceable in accordance with its terms; and (b) all premiums for such Insurance Policy covering all periods up to and including the Closing Date have been paid or will be paid in full when due.  There are no claims pending or, to Seller’s Knowledge, threatened, under any of the Insurance Policies. Section 4.28 of the Company Disclosure Schedule sets forth a schedule of all claims relating to the Business or the Company and its Subsidiaries under the Insurance Policies since August 1, 2014.

4.29     Solvency.  Assuming (x) satisfaction of the conditions to the obligations of Seller and the Company to consummate the transactions contemplated by this Agreement and (y) that the representations and warranties of Buyer set forth in Article 5 are true and correct in all material respects as of the Closing, then immediately after giving effect to the transactions contemplated by this Agreement, Seller shall be solvent and shall: (a) be able to pay its debts as they become due in the ordinary course of business; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent Liabilities); and (c) have adequate capital to carry on its business.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Seller or its Subsidiaries (including those of the Company and its Subsidiaries).  In connection with the transactions contemplated by this Agreement, neither Seller nor the Company have incurred, or plan to incur, debts beyond their ability to pay as they become absolute and matured.

4.30     Exclusivity of Representations.  Except for the representations and warranties expressly set forth in this Article 4, neither Seller nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to (a) Seller, its Subsidiaries, the Business or otherwise in connection with this Agreement or the transactions contemplated hereby or (b) the accuracy or completeness of any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Buyer or any of its Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of Seller in connection with the transactions contemplated hereby or in connection with presentations by Seller’s management. Except for the representations and warranties expressly set forth in this Article 4, Seller hereby disclaims any such other or implied representations or warranties (or the accuracy or completeness thereof), notwithstanding the delivery or disclosure to any Person, including Buyer or any of its Affiliates or Representatives, of any documentation or other information (including any pro forma financial information, supplemental data or financial projections or other forward-looking statements), and Buyer specifically disclaims that it is relying upon or has relied upon any such other representations or warranties (or the accuracy or completeness thereof) that may have been made by Seller, any of its Subsidiaries or any other Person, and acknowledges and agrees that Seller has specifically disclaimed and does hereby specifically disclaim any such other representation or warranty made by Seller, any of its Subsidiaries or any other Person.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

Parent and Buyer hereby represent and warrant, jointly and severally, to Seller as follows:

5.1     Organization and Good Standing.  Buyer is a Delaware limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent is a Pennsylvania corporation, duly incorporated, validly existing and subsisting under the Laws of the State of Pennsylvania.

5.2     Authority and Enforceability.

(a)     Each of Parent and Buyer has all necessary corporate or limited liability company, as applicable, power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the Transaction and the other transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Buyer of this Agreement and the other Transaction Agreements to which each of Parent or Buyer is or will be a party, the performance by each of Parent and Buyer of its obligations hereunder and thereunder and the consummation by Parent and Buyer of the Transaction and the other transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Parent and Buyer.

(b)     This Agreement and each of the other Transaction Agreements to which Parent or Buyer is or will be a party has been (or will be) duly and validly executed and delivered by Parent and Buyer and, assuming the due authorization, execution and delivery by the Selling Entities and/or the Company party thereto, as applicable, constitutes (or will constitute) a legal, valid and binding obligation of Parent and/or Buyer, enforceable against Parent and/or Buyer, as applicable, in accordance with its respective terms, subject in each case to bankruptcy, insolvency, reorganization or other similar Laws of general application affecting the rights and remedies of creditors, and to general principles of equity.

5.3     Governmental Approvals.  No Governmental Approvals are required on the part of Parent or Buyer or any of their Subsidiaries in connection with the execution and delivery of this Agreement or any other Transaction Agreements to which Parent or Buyer is or will be a party, the performance by Parent or Buyer of its obligations hereunder or thereunder or the consummation of the Transaction or any other transactions contemplated hereby or thereby, except for (a) filings or reports required under, and compliance with, applicable federal securities Laws and (b) any such Governmental Approvals the failure to obtain or make would not have a Buyer Material Adverse Effect.

5.4     Conflicts.  The execution and delivery by Parent and Buyer of this Agreement and the other Transaction Agreements to which Parent and/or Buyer is or will be a party, the performance by each of Parent and Buyer of its obligations hereunder and thereunder and the consummation by each of Parent and Buyer of the Transaction and the other transactions contemplated hereby and thereby do not and will not (a) conflict with or violate the Organizational Documents of Parent or Buyer, (b) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of any obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, or result in the loss of any benefit to which Buyer is entitled under, any material Contract to which Parent or Buyer is a party or by which Parent or Buyer is bound or to which its assets are subject, or (c) violate in any material respect any Law or Order applicable to Parent or Buyer or any of their properties or assets, except for any such conflict, breach, default, acceleration, creation, obligation, loss or violation referred to in clauses (b) and (c) above that would not have a Buyer Material Adverse Effect.

5.5     Sufficiency of Funds.  Buyer has sufficient cash available or has existing borrowing facilities which together are sufficient to enable Buyer to consummate the Transaction and the other transactions contemplated by this Agreement and the other Transaction Agreements to which Buyer is a party, including to pay the Purchase Price and all other fees and expenses for which Buyer is responsible pursuant to this Agreement and the other Transaction Agreement to which Buyer is a party, in each case in accordance with the terms hereof and thereof.

5.6     Brokers and Finders.  Buyer has not incurred any Liabilities for any brokerage, finder, investment banking or other similar fees, commissions or expenses in connection with the Transaction or the other transactions contemplated by this Agreement or the other Transaction Agreements, except for such fees, commissions and expenses for which Seller could not become liable.

5.7     Independent Investigation.  Buyer acknowledges (for itself and on behalf of its Affiliates and Representatives) that they have conducted and completed their own investigation, analysis and evaluation of the Company, that they have made all such reviews and inspections of the financial condition, business, results of operations, properties, assets and prospects of the Company as they have deemed necessary or appropriate, that they have had the opportunity to request all information they have deemed relevant to the foregoing from Seller, and that in making their decision to enter into this Agreement and to consummate the transactions contemplated hereby they have relied solely on their own investigation, analysis and evaluation of the Company and the Business.

5.8     Exclusivity of Representations.  Except for the representations and warranties expressly set forth in this Article 5, neither Buyer nor any of its Affiliates (or any other Person) makes, or has made, any representation or warranty relating to Buyer or its Affiliates or otherwise in connection with this Agreement or the transactions contemplated hereby. Buyer hereby disclaims any such other or implied representations or warranties (or the accuracy or completeness thereof), notwithstanding the delivery or disclosure to any Person, including Seller or any of its Affiliates or Representatives, of any documentation or other information.

ARTICLE 6
COVENANTS OF PARTIES

6.1     Commercially Reasonable Efforts; Seller Consents.  On the terms and subject to the conditions set forth in this Agreement, each of Buyer and Seller shall use its commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the Transaction and the other transactions contemplated by this Agreement and the other Transaction Agreements, including using commercially reasonable efforts, for a period of twelve months from the Closing Date, to obtain all Seller Consents or to procure a reasonably satisfactory alternative arrangement; provided, however, that Buyer agrees that, subject to this Section 6.1, Seller shall not have any Liability whatsoever to Buyer arising out of or relating to the failure to obtain any Seller Consents or because of the termination of any Contract solely as a result thereof. Notwithstanding anything contained herein, Seller and Buyer each agree to pay 50% of all Consent Payments; provided, however, the decision to accept a Consent Payment shall be in the Buyer’s sole discretion.

6.2     Wrong Pocket Cooperation.  If, within ninety (90) days after the Closing: (a) Buyer in good faith identifies in writing to Seller any asset of Seller or its Subsidiaries that Buyer reasonably believes properly constitutes an asset of the Company that was not delivered at Closing or otherwise not included in the Transaction (each, an “Additional Asset”); or (b) Seller in good faith identifies in writing to Buyer an asset that Buyer reasonably believes was transferred, conveyed, assigned, or delivered inadvertently by Seller pursuant to this Agreement or another Transaction Agreement; then the Parties will discuss in good faith the transfer or license of the applicable asset to the requesting Party. Any Additional Asset that is transferred, conveyed, or assigned by Seller will be deemed to be the asset of the Company for purposes of this Agreement and any applicable Transaction Agreement, effective as of the date of the Closing. The Party requesting the transfer of an asset will bear the expense (if any) of that transfer.

6.3     Public Statements.  Except as required by Law or the rules and regulations of any national or foreign securities exchange (in which case the Party required to make the release or announcement shall allow the other Party reasonable time to comment on such release or announcement in advance of such issuance), neither Buyer (for itself and, from and after the Closing, the Company) nor Seller (for itself and, before the Closing, the Company) shall, and shall cause their respective Affiliates not to, without the prior written consent of the other Party, directly or indirectly make or issue any statement, press release or other communication to the public or any third Person regarding the subject matter of this Agreement or any of the other Transaction Agreements, the terms and conditions hereof or thereof (including the Purchase Price or any other financial terms) or the transactions contemplated hereby or thereby.

6.4     Record Retention.  Each Party agrees, on behalf of itself and its controlled Affiliates, that for a period of not less than six years following the Closing Date, it shall not destroy or otherwise dispose of any of the Books and Records in its possession with respect to periods prior to the Closing. Each Party shall have the right to destroy all or part of such Books and Records after the sixth anniversary of the Closing Date. Notwithstanding the foregoing, immediately after the Closing, Seller shall deliver to Buyer copies of the Company Technology in Seller’s possession that are in addition to copies delivered to Buyer as part of the Closing, whether such copies are in paper form, on computer media or stored in another form; provided, however, that (a) Seller is entitled to possess such copies to the extent expressly permitted by this Agreement, and (b) Seller may retain and use copies of financial books and records relating to the Business.

6.5     Payments.  Following the Closing, Seller shall, and shall cause its Subsidiaries to, as promptly as practicable, deliver, and if necessary endorse over to Buyer, any cash, checks or other instruments of payment Seller or any of its Subsidiaries receives that relate to the Business to which Buyer is entitled and shall hold such cash, checks or other instruments of payment in trust for Buyer until such delivery.

6.6     Termination of Certain Arrangements.  Prior to the Closing, Seller shall, and shall cause the Company and any applicable Subsidiary of the Company to, (a) terminate any and all Contracts between the Company and/or any of its Subsidiaries, on the one hand, and Seller or any of its Affiliate other than the Company and its Subsidiaries, on the other hand (the “Affiliate Arrangements”), other than those Affiliate Arrangements set forth on Section 6.6 of the Company Disclosure Schedule, and any amounts or obligations owing by the Company or any of its Subsidiaries to Seller or any such Affiliate shall be canceled at such time without any payment being made in respect thereof, and (b) obtain any and all lien terminations and other instruments of discharge to release any Liens related to the Estimated Closing Debt Amount or, if necessary to effect the Transaction, any Indebtedness of the Selling Entities.

6.7     D&O Policy.  From the Closing Date until the sixth anniversary of the Closing Date, all rights to indemnification by the Company existing in favor of those individuals who were prior to, or who are as of, the Closing Date, directors or officers of the Company for their acts and omissions occurring prior to the Closing (“D&O Covered Persons”), as provided in Seller’s or the Company’s Organizational Documents shall survive the Closing and shall be observed by the Seller to the fullest extent available pursuant to the Seller’s or the Company’s Organizational Documents under applicable Law, and any claim made requesting indemnification pursuant to such indemnification rights shall continue to be subject to this Section 6.7 until disposition of such claim. Seller shall maintain its directors’ and officers’ insurance policy or any replacement thereof for no less than six years following the Closing Date for the benefit of the D&O Covered Persons with respect to their acts and omissions occurring prior to the Closing (including, in the event of any acquisition of Seller, including any Seller Change in Control, by obtaining and maintaining a prepaid “tail” policy with substantially similar coverage for the benefit of the D&O Covered Persons from the date such acquisition is consummated until the sixth anniversary of the Closing Date). From the Closing Date until the sixth anniversary of the Closing Date, Seller shall, and shall cause its Subsidiaries and Representatives to, cooperate with Buyer and take such actions with respect to any such insurance policy or “tail” policy, including without limitation the making of claims, as reasonably requested by Buyer. The provisions of this Section 6.7 shall survive the consummation of the transactions contemplated hereby and are intended to be for the benefit of, and will be enforceable by, each of the D&O Covered Persons and their successors, assigns and heirs.

6.8     Delivery of Financial Statements.  As promptly as practicable following the date of this Agreement, and in any event within 60 days following the Closing Date, Seller shall deliver to Buyer: (i) a standalone audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2016 and the related statements of income and cash flows for the year ended December 31, 2016, together with the notes thereto; and (ii) a standalone unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of the last completed interim period after the Balance Sheet Date or, if any of the audited statements set forth in clause (i) above shall have been delivered to Buyer, the last completed interim period after the most recent audited financial statements, and the related statements of income and cash flows for the period then ended, together with the notes thereto, in each case of (i) and (ii), conforming to the applicable requirements of Regulation S-X under the Securities Act of 1933. Buyer shall promptly reimburse Seller for 50% of any fees payable to Seller’s accounting firm in connection with the preparation of such financial statements.

6.9     Use of Names. From and after the Closing Date, each of Seller and each of its controlled Affiliates shall promptly cease using the names set forth on Section 6.9 of the Company Disclosure Schedule and any similar or derivative names in connection with any business. Without limiting the foregoing, Seller shall, and shall cause the appropriate controlled Affiliate to, take such actions as may be required to (a) change the legal names of its controlled Affiliates to a name that does not include “eNom” within ten Business Days after the Closing Date so that each such legal name does not include any name referenced in the immediately preceding sentence, (b) file any business name registration statements to cancel the use by Seller and its controlled Affiliates of any such name as a business name in the State of Nevada and any other jurisdiction where any such name has been registered as a business name within ten Business Days after the Closing Date and (c) reasonably assist Buyer (or a designated Affiliate thereof), to the extent reasonably requested by Buyer, in filing and obtaining a business name registration for any such name in the State of Nevada and any other applicable jurisdiction. Buyer shall have the exclusive right after the Closing Date to use such names and register any of such names as a trademark.

6.10     Letters of Credit. As promptly as practicable following the date of this Agreement, and in any event within 14 days following the Closing Date, Seller shall terminate or remove the Company as a party whose obligations are supported by the letters of credit set forth on Section 6.10 of the Company Disclosure Schedule. In the event that any amounts are drawn down after the Closing Date under any such letter of credit in support of or as a result of a failure of the Company to comply with any obligations of the Company to the counterparties secured by such letters of credit, Buyer will promptly reimburse Seller for the amount of any such draw down.

ARTICLE 7
EMPLOYEE MATTERS

7.1     Designated Employees. On the Closing Date, Buyer shall, or shall cause one of its Subsidiaries to, offer employment to each Designated Employee, in each case, effective as promptly as practicable following the Closing, but no later than five Business Days following the Closing Date, which offers of employment shall contain such terms and conditions as Buyer deems appropriate in its sole discretion. Those Designated Employees who accept employment from Buyer, or one of its Subsidiaries, pursuant to the offers of employment made pursuant to this Section 7.1 and commence employment with Buyer, or one of its Subsidiaries, promptly following the Closing, but no later than five Business Days following the Closing Date, shall be referred to herein collectively as “Transferred Employees.”

7.2     No Assumption of Liabilities. As of the Closing Date, Buyer and its Affiliates (including, from and after the Closing, the Company and its Subsidiaries) do not, and shall not, either directly or indirectly, have any obligation or Liability, by operation of Law or otherwise, with respect to any Employee Benefit Plan (including any Company Benefit Plan). Any and all Liabilities relating to or arising out of the employment, or cessation of employment, of any Employees with respect to Seller or any of its Affiliates, including but not limited to wages earned through the Closing Date, severance and other remuneration, and any Liabilities relating to or arising out of any Contract or Employee Benefit Plan, or cessation of such Contract or Employee Benefit Plan, between Seller or any of its Affiliates and any Employees, prior to, on or after the Closing Date, shall be the sole responsibility of Seller or its Affiliates (other than the Company and its Subsidiaries). Buyer and its Affiliates (including, from and after the Closing, the Company and its Subsidiaries) shall not assume any obligations or Liabilities with respect to any Employee Benefit Plans. For the avoidance of doubt, Liabilities relating to or arising out of the employment, or cessation of employment, of any Transferred Employees with respect to Buyer or any of its Affiliates, and any Liabilities relating to or arising out of any Contract or employee benefit arrangement, or cessation of such Contract or employee benefit arrangement, between Buyer or any of its Affiliates and any Transferred Employees, in each case following the Closing Date, shall be the sole responsibility of Buyer or its Affiliates.

7.3     Vacation Payout Sharing. Notwithstanding Section 7.2, Buyer shall reimburse Seller for 50% of any amounts paid by any Selling Entity to any Designated Employee for payout of accrued vacation leave arising in connection with the termination of any such Designated Employee (each such payment an “Accrued Vacation Leave Payment”).  On or prior to the three week anniversary of the Closing Date, Seller shall provide Buyer with a detailed list of all Accrued Vacation Leave Payments arising from the termination of the Designated Employees.  On or prior to the six week anniversary of the Closing Date, Buyer shall provide Seller with a cash payment equal to 50% of the aggregate amount of such Accrued Vacation Leave Payments.

7.4     No Third Person Beneficiaries.  The Parties acknowledge and agree that all provisions set forth in this Article 7 or any other provision of this Agreement are included for the sole benefit of the respective Parties and shall not create any right (a) in any other Person, including any Designated Employees, any Transferred Employees, any participant in any Employee Benefit Plans or any beneficiary thereof, (b) to continued employment, either before or after the Closing, with Seller, Buyer or any of their respective Subsidiaries, or (c) to be construed to modify, amend or establish any benefit plan, program or arrangement or in any way affect the ability of the Parties or any other Person to modify, amend or terminate any of its benefit plans, programs or arrangements.

ARTICLE 8
TAX MATTERS

8.1     Tax Returns.

(a)     Seller shall prepare or cause to be prepared (i) all Tax Returns of or with respect to the Company or any of its Subsidiaries that are required to be filed on or after the date hereof and on or before the Closing Date and (ii) all Tax Returns for income, franchise or similar Taxes (such Taxes, “Income Taxes” and such Tax Returns, the “Income Tax Returns”) of or with respect to the Company or any of its Subsidiaries for any Pre-Closing Tax Period, regardless of when such Income Tax Returns are required to be filed.

(b)     Except as otherwise provided in this Article 8, Buyer shall prepare or cause to be prepared all Tax Returns that are required to be filed by or with respect to the Company or any of its Subsidiaries for any Tax period ending after the Closing Date.

(c)     Any Tax Return required to be filed on or after the Closing Date with respect to the Company or any of its Subsidiaries relating to any Pre-Closing Tax Period shall be submitted (with copies of any relevant schedules and work papers with respect to such Tax Returns then available) by the party responsible pursuant to this Agreement for preparing such Tax Return (the “Preparing Party”) to the other party (the “Non-Preparing Party”) for the Non-Preparing Party’s approval not less than 20 days prior to the due date for the filing of such Tax Return (taking into account any extensions), which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, if any such Tax Return includes Seller or any of its Subsidiaries other than the Company and its Subsidiaries, (each, a “Seller Group Return”), then such Seller Group Return (and the relevant schedules and workpapers with respect to such Seller Group Return) shall not be required to be submitted (including in redacted form), and in lieu thereof, a pro forma Tax Return for the Tax period covered by such Seller Group Return reflecting solely the Company and its Subsidiaries, as applicable (each, a “Pro Forma Return”) shall be submitted (with copies of any relevant schedules and workpapers with respect to such Pro Forma Return), which Pro Forma Return shall include sufficient information, as reasonably agreed upon by Seller and Buyer, to permit the determination of the Tax assets and liabilities of the Company and its Subsidiaries, as applicable, on a separate basis for such Tax period. The Non-Preparing Party shall be entitled to provide to the Preparing Party, at any time at least 10 days prior to the due date (taking into account any extensions), written comments on such Tax Return. The Preparing Party shall, in preparing such Tax Return, cause the items for which the Non-Preparing Party is liable hereunder to be reflected in accordance with the Non-Preparing Party’s comments to the fullest extent possible (unless, in the opinion of nationally recognized accounting firm advising the Preparing Party, the resulting Tax position on such Tax Return would not be more likely than not to prevail if challenged by a Taxing Authority) and, in the absence of having received such comments, in accordance with past practice, if any, to the extent permissible under applicable Law.

8.2     Computation of Tax Liabilities.

(a)     To the fullest extent permitted or required by applicable Law or administrative practice, (i) the taxable year of the Company and each of its Subsidiaries that includes the Closing Date shall be treated as closing on (and including) the Closing Date and, notwithstanding the foregoing, (ii) any transaction not in the ordinary course of business occurring after the Closing (excluding, for the avoidance of doubt, any compensatory payment made to service providers of the Company or any of its Subsidiaries, such as severance, transaction bonuses, option exercises or cash-outs, in connection with the transactions contemplated by this Agreement) shall be reported on Buyer’s consolidated U.S. federal Income Tax Return to the extent permitted by Treasury Regulations Section 1.1502-76(b)(1)(ii)(B), and shall be similarly reported on other Tax Returns of Buyer or its Affiliates to the fullest extent permitted by applicable Law. To the fullest extent permitted by applicable Law, the Tax Benefits shall be treated as arising in the Pre-Closing Tax Period and shall be utilized, along with any other net operating losses, net capital losses, research and development, research and experimentation, investment, foreign or other Tax credits or similar Tax assets and attributes of the Company and its Subsidiaries that exist as of the Closing Date, to reduce the liabilities of Seller, the Company and its Subsidiaries in the Pre-Closing Tax Period. For the avoidance of doubt, any adjustments under the “unified loss rules” of Treasury Regulations Section 1.1502-36 or other limitation on any such Tax assets or attributes shall not entitle a Buyer Indemnified Party to indemnification pursuant to Article 11.

(b)     In the case of any taxable period that includes but is not permitted or required to be treated as ending on the Closing Date (each, a “Straddle Period”), the Taxes imposed upon the Company or any of its Subsidiaries allocable to the Pre-Closing Tax Period shall be computed on an interim closing of the books basis as if such taxable period ended on and included the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, and Taxes imposed on a periodic basis (such as property Taxes) shall be allocated between the portion of the period ending on and including the Closing Date and the portion of the period after the Closing Date in proportion to the number of days in each such portion of the period.

(c)     In determining Seller’s liability for Taxes pursuant to this Agreement, Seller shall be credited with the amount of estimated Taxes paid by or on behalf of the Company or any of its Subsidiaries prior to the Closing. To the extent that Seller’s liability for Taxes for a taxable year or period is less than the amount of estimated Taxes previously paid by or on behalf of the Company and its Subsidiaries with respect to all or a portion of such taxable year or period, Buyer shall pay Seller the difference within two Business Days of filing the Tax Return relating to such Taxes.

8.3     Transfer Taxes. All sales (including bulk sales), use, transfer, value-added, goods and services, recording, ad valorem, privilege, documentary, registration, conveyance, excise, license, stamp, duties or similar Taxes and fees resulting from the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne 50% by Buyer and 50% by Seller. Seller and Buyer shall reasonably cooperate with each other and, subject to the other terms of this Agreement, take any action reasonably requested by the other party that does not cause such party to incur any cost or material inconvenience in order to minimize any Transfer Taxes. Notwithstanding anything to the contrary herein, any Tax Returns that must be filed in connection with such Transfer Taxes shall be prepared and filed when due (taking into account any extensions) by the Party primarily or customarily responsible under the applicable Law for filing such Tax Returns, and such Party will use its reasonable efforts to provide such Tax Returns to the other Party at least ten days prior to the due date (taking into account any extensions) for such Tax Returns, and the Party not customarily responsible under the applicable Law for filing such Tax Returns shall pay the other Party such Party’s 50% share of such Transfer Taxes no later than two Business Days prior to the due date for such Taxes.

8.4     Refunds.

(a)     Any Tax refund (including any interest in respect thereof) received by Buyer, the Company or any of its Subsidiaries, and any amounts credited against Tax to which Buyer, the Company or any of its Subsidiaries becomes entitled (including by way of any amended Tax Returns or any carryback filing), that relate to any Pre-Closing Tax Period shall be for the account of Seller, and Buyer shall pay over to Seller any such refund or the amount of any such credit (including any interest in respect thereof paid by a Taxing Authority but net of any Taxes, costs or expenses with respect to such refund) within five Business Days after receipt or entitlement thereto. For purposes of this Section 8.4(a), where it is necessary to apportion a refund or credit between Buyer and Seller for a Straddle Period, such refund or credit shall be apportioned between the Pre-Closing Tax Period and the period deemed to begin at the beginning of the day following the Closing Date on the basis of an interim closing of the books of the Company and its Subsidiaries as if such taxable period ended on and included the Closing Date, except that refunds or credits of Taxes (e.g., real property Taxes) imposed on a periodic basis shall be allocated on a daily basis. Any other Tax refund, credit or similar offset of Taxes received by or credited to Buyer, the Company or its Subsidiaries is for the account of Buyer, the Company and its Subsidiaries.

(b)     Buyer shall, at Seller’s sole cost and expense, use commercially reasonable efforts to cooperate, and cause the Company and its Subsidiaries to cooperate, in obtaining any Tax refund that Seller reasonably believes should be available, including through filing appropriate forms with the applicable Taxing Authorities.

8.5     Post-Closing Actions Affecting Seller’s Liability for Taxes.

(a)     None of Buyer or any Affiliate of Buyer shall (or shall cause or permit the Company or any of its Subsidiaries to) (i) amend any Tax Return of the Company or any of its Subsidiaries with respect to any Pre-Closing Tax Period or enter into any voluntary disclosure agreement, engage in any voluntary compliance procedures or make any other similar voluntary contact with any Governmental Authority with respect to any Tax Return of the Company or any of its Subsidiaries for any Pre-Closing Tax Period, (ii) consent to the extension or waiver of the limitations period applicable to any Tax claim or assessment with respect to the Company or any of its Subsidiaries for any Pre-Closing Tax Period, or (iii) make any Tax election with respect to the Company or any of its Subsidiaries that has effect for any Pre-Closing Tax Period, in each case without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)     None of Buyer or any Affiliate of Buyer shall (or shall cause or permit the Company or any of its Subsidiaries to) carry back for U.S. federal, state, local or non-U.S. tax purposes to any Pre-Closing Tax Period of the Company, any of its Subsidiaries, Seller or any Affiliate of Seller any operating losses, net operating losses, capital losses, tax credits or similar items arising in, resulting from, or generated in connection with a taxable period (or portion thereof) of Buyer or any Affiliate of Buyer beginning after the Closing Date.

8.6     Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements or arrangements, written or oral, between Seller and the Company or any of its Subsidiaries shall terminate as of the Closing.

8.7     Tax Contests.     Each Party shall notify the other party in writing within 15 days following receipt by such party of written notice of any pending or threatened audits, notice of deficiency, proposed adjustment, assessment, examination or other administrative or court Action which could affect the liability for Taxes of such other party (including pursuant to this Agreement) (each, a “Tax Contest”). If the party required to give such notice fails to give such notice to the other party promptly, it shall not be entitled to indemnification for any Taxes arising in connection with such Tax Contest to the extent that such failure to give notice materially prejudices the other party’s right to participate in or defend the Tax Contest. Seller shall have the sole right to represent the interests of the Company and its Subsidiaries in any Tax Contest relating to any Pre-Closing Tax Period (other than a Straddle Period) and to employ counsel of its choice at its expense; provided, however, that Seller shall keep Buyer timely informed regarding the progress and substantive aspects of any such Tax Contest, Buyer will be entitled at its expense to participate in any such Tax Contest (other than any such Tax Contest with respect to an affiliated, combined, consolidated, unitary or similar group that includes Seller or any other party other than the Company and its Subsidiaries) and Seller will not compromise or settle any such Tax Contest in a manner that could reasonably be expected to result in a Tax Liability that is not indemnified (or otherwise satisfied) in full by Seller without obtaining Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). In the case of a Straddle Period, Seller shall be entitled to participate at its expense in any Tax Contest relating in any part to Taxes attributable to the portion of such Straddle Period deemed to end on or before the Closing Date and, with the written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed, at Seller’s sole expense, may assume the control of such Tax Contest. None of Buyer, any of its Affiliates, the Company or its Subsidiaries may settle or otherwise dispose of any Tax Contest that would give rise to any Liability to Seller or its Affiliates under this Agreement or under applicable Law without the prior written consent of Seller, which consent may be withheld in the reasonable discretion of Seller, unless Buyer agrees in writing to indemnify Seller in full with respect to such Liability.

8.8     Assistance and Cooperation. After the Closing Date, each of Seller and Buyer shall (and shall cause their respective Affiliates to) (i) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Transfer Taxes; (ii) reasonably cooperate with and assist the other party in preparing and filing any Tax Returns which such other party is responsible for preparing or has prepared in accordance with Section 8.1; and (iii) reasonably cooperate in preparing for any Tax Contests with respect to the Company or any of its Subsidiaries.

ARTICLE 9
POST-CLOSING INDEMNIFICATION

9.1     Survival.  If Closing occurs, (i) the representations and warranties of Seller and Buyer set forth in this Agreement (excluding the Fundamental Representations and the representations and warranties of Seller set forth in Section 4.12 (Intellectual Property)) shall survive and remain in full force and effect until 11:59 p.m. (Pacific time) on the 15-month anniversary of the Closing Date (the “General Survival Date”), (ii) the representations and warranties of Seller set forth in Section 4.12 (Intellectual Property) shall survive until 11:59 p.m. (Pacific time) on the 26-month anniversary of the Closing Date, (iii) the Seller Fundamental Representations (other than the representations and warranties of Seller set forth in Section 4.15 (Taxes)) and the Buyer Fundamental Representations shall survive until 11:59 p.m. (Pacific time) on the earlier of the five-year anniversary of the Closing Date or the 30th day following the expiration of the applicable statute of limitations, (iv) the representations and warranties of Seller set forth in Section 4.15 (Taxes) shall survive until 11:59 p.m. (Pacific time) on the 30th day following the expiration of the applicable statute of limitations, including any waiver, extension or mitigation thereof consented to by Seller in accordance with Section 8.5(a)(ii), (v) claims made pursuant to Section 9.2(a)(viii) shall survive until the General Survival Date, and (vi) except in the case of covenants and agreements which by their terms are expressed to have effect for a specified period of time, the covenants and agreements of Seller and Buyer set forth in this Agreement shall survive and remain in full force and effect until performed in accordance with their respective terms (the periods referred to in clauses (i), (ii), (iii) (iv), and (v), the “Survival Period”); provided, however, that in the event that any Indemnified Party shall deliver a Notice of Claim to the Indemnifying Party pursuant to the terms of this Agreement setting forth a Claim for indemnification under this Article 9 in respect of a breach of a representation, warranty or covenant set forth in this Agreement prior to the expiration of the applicable Survival Period, then such representation, warranty or covenant shall survive the expiration of the applicable Survival Period and remain in full force and effect solely with respect to such Claim until the final resolution thereof. Notwithstanding anything to the contrary in this Agreement, it is the intention of the Parties that the applicable Survival Period supersede any applicable statute of limitations with respect to the applicable representations, warranties or covenants.

9.2     Indemnification.

(a)     By Seller. Subject to the limitations set forth in this Article 9, from and after the Closing, Seller shall indemnify and hold harmless Buyer, its Affiliates (including the Company and its Subsidiaries from and after the Closing) and each of their respective directors, officers, employees, partners, managers, equity holders, agents, representatives, successors and permitted assigns (the “Buyer Indemnified Parties”) from and against any and all Losses actually paid or incurred by any Buyer Indemnified Party to the extent that such Losses arise out of, are caused by or result from:

(i)     any inaccuracy or breach of the representations or warranties made by Seller in this Agreement or in any certificate delivered by or on behalf of Seller or the Company, as applicable, with respect thereto pursuant to this Agreement;

(ii)     any breach or non-fulfillment of any covenant or agreement of any Selling Entity under this Agreement;

(iii)     any (A) Taxes imposed on the Company or any of its Subsidiaries with respect to any Pre-Closing Tax Period and (B) Taxes of any other Person (other than the Company or any of its Subsidiaries) imposed on the Company or any of its Subsidiaries as a result of being or having been a member of an “affiliated group” (within the meaning of Section 1504(a) of the Code) that includes such other Person prior to the Closing that arises under Treasury Regulation Section 1.1502-6(a) or any similar provision of applicable Law, or by Contract, as a transferee or successor or otherwise by operation of Law, in each case, as a result of a relationship or transaction occurring prior to the Closing;

(iv)     any Indebtedness not accounted for in the final determination of the Closing Debt Amount (other than any amount of Indebtedness disputed in accordance with the procedures set forth in Section 2.3(c));

(v)     any Closing Transaction Expenses not accounted for in the final determination of the Closing Transaction Expenses (other than any amount of Closing Transaction Expenses disputed in accordance with the procedures set forth in Section 2.3(c));

(vi)     any Actions against any Person by any holders or purported holders of any Equity Interests of Seller or any of its Subsidiaries or Affiliates in connection with the transactions contemplated by this Agreement, including without limitation claims alleging violation of fiduciary duties or securities Laws;

(vii)     the matters set forth on Schedule C (the “Special Indemnity”); and

(viii)     the matters set forth on Schedule D.

(b)     By Buyer. Subject to the limitations set forth in this Article 9, from and after the Closing, Parent and Buyer shall indemnify and hold harmless Seller, its Affiliates and each of their respective directors, officers, employees, partners, managers, equity holders, agents, representatives, successors and permitted assigns (the “Seller Indemnified Parties”), from and against any and all Losses actually paid or incurred by any Seller Indemnified Party to the extent that such Losses arise out of, are caused by or result from:

(i)     any inaccuracy or breach of the representations or warranties made by Buyer in this Agreement or in any certificate delivered by or on behalf of Buyer with respect thereto pursuant to this Agreement;

(ii)     any breach or non-fulfillment of any covenant or agreement by Buyer or Parent under this Agreement; and

(iii)     any Taxes imposed on the Company or any of its Subsidiaries for any taxable period (or portion thereof) beginning after the Closing Date.

9.3     Limitations on Indemnification.  Notwithstanding anything to the contrary set forth herein, from and after the Closing:

(a)     No Indemnified Party shall be entitled to indemnification pursuant to this Article 9 unless a valid Notice of Claim is duly delivered by such Indemnified Party to the Indemnifying Party prior to the expiration of the applicable Survival Period.

(b)     No Buyer Indemnified Party or Seller Indemnified Party shall be entitled to indemnification pursuant to Section 9.2(a)(i) or Section 9.2(b)(i), respectively, (i) unless and until (A) the amount of Losses arising from any single event in respect of which the Buyer Indemnified Parties or Seller Indemnified Parties is otherwise entitled to indemnification pursuant to Section 9.2(a)(i) or Section 9.2(b)(i), respectively, exceeds an amount equal to $25,000 (the “Single Claim Limit”) (it being understood that once the Single Claim Limit is reached, all such Losses arising from such single event shall be counted toward the Deductible), and (B) the aggregate amount of all Losses in respect of which the Buyer Indemnified Parties or Seller Indemnified Parties is otherwise entitled to indemnification pursuant to Sections 9.2(a)(i) or Section 9.2(b)(i), respectively, exceeds an amount equal to $300,000 (the “Deductible”), in which case the Indemnifying Party shall be liable for all such Losses in excess of such amount, or (ii) if the cumulative indemnification obligations of Seller or Buyer pursuant to Section 9.2(a)(i), Section 9.2(a)(viii) or Section 9.2(b)(i), respectively, exceed $8,350,000 (the “Cap”) in the aggregate; provided, however, that notwithstanding anything herein to the contrary, neither the Single Claim Limit nor the Deductible shall apply to any indemnification obligations of Seller for Losses arising out of, caused by or resulting from any of the matters included in Schedule D; provided further that notwithstanding anything herein to the contrary, none of the Single Claim Limit, the Deductible or the Cap shall apply to any indemnification obligations of any Indemnifying Party (x) for Losses arising out of any inaccuracy or breach of any of the Fundamental Representations, (y) for Losses arising out Sections 9.2(a)(ii)-(vii) or Sections 9.2(b)(ii)-(iii) or (z) with respect to claims for fraud, intentional misrepresentation or willful misconduct by any Indemnifying Party of any representation or warranty in this Agreement or in any certificate delivered by or on behalf of such Indemnifying Party with respect thereto pursuant to this Agreement; provided further that, other than with respect to clause (z) above, in no event shall either Seller or Buyer be liable for any Losses in excess of the Base Purchase Price in connection with Claims under this Article 9.

(c)     In the event that a particular matter entitles an Indemnified Party to indemnification pursuant to more than one clause of this Article 9, such Indemnified Party shall be entitled to recover a particular dollar of Losses associated with such matter only once under this Article 9.

9.4     Indemnification Procedures.

(a)     In the event that an Indemnified Party hereto may be entitled to indemnification from another Party pursuant to the indemnification provisions set forth in this Article 9, the Indemnified Party shall, as soon as reasonably practicable, notify the Indemnifying Party in writing of any claim or demand (a “Claim”) for indemnification (a “Notice of Claim”). No delay in or failure to give a Notice of Claim or the giving of an incomplete or inaccurate Notice of Claim pursuant to this Section 9.4 shall adversely affect any of the other rights or remedies which the Indemnified Party has under this Agreement, or alter or relieve any Indemnifying Party of its obligation to indemnify the Indemnified Party, except and only to the extent that such delay or failure results in actual prejudice to the Indemnifying Party.

(b)     In the event that an Indemnified Party determines that it may be entitled to indemnification pursuant to this Article 9 for a Claim that is not the subject of a Third Person Claim, the Indemnified Party shall deliver a Notice of Claim to the Indemnifying Party, which Notice of Claim delivered pursuant to this Section 9.4(b) shall (i) state that the Indemnified Party has paid or incurred Losses for which such Indemnified Party is entitled to indemnification pursuant to this Article 9, and (ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or incurred and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder. In the event that the Indemnifying Party does not notify the Indemnified Party that it disputes such Claim within 30 days from receipt of such Notice of Claim, the Indemnified Party shall send a second Notice of Claim to the Indemnifying Party relating to such Claim. If the Indemnifying Party does not notify the Indemnified Party that it disputes such Claim within 15 days following receipt of such second Notice of Claim, the Claim specified therein shall be deemed a Liability of the Indemnifying Party hereunder (subject to the limitations set forth in this Article 9, as applicable). The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any Claim by the Indemnified Party and in otherwise resolving such matters, such assistance and cooperation to include providing reasonable access to and copies of information, records and documents relating to such matters (subject to customary exceptions for privileged and confidential documents), furnishing employees (upon advance notice and at mutually convenient times) to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

(c)     In the event that an Indemnified Party hereto receives a claim or demand from a third Person for which such party may be entitled to indemnification from another Party pursuant to the indemnification provisions set forth in this Article 9 (a “Third Person Claim”), the Indemnified Party shall, as soon as reasonably practicable following the receipt of such Third Person Claim (but in no event more than 10 Business Days following receipt of such claim or demand), notify the Indemnifying Party in writing of such Third Person Claim by delivering to the Indemnifying Party a Notice of Claim. A Notice of Claim delivered pursuant to this Section 9.4(c) shall (i) state that the Indemnified Party has paid or incurred Losses, or reasonably anticipates that the Indemnified Party will pay or incur Losses, for which such Indemnified Party is entitled to indemnification pursuant to this Agreement, and (ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or incurred, the basis for any reasonably anticipated Losses and the nature of the misrepresentation, breach of warranty, breach of covenant or other claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder. The Indemnified Party shall enclose with the Notice of Claim a copy of all papers served with respect to such Third Person Claim, if any, and any other documents evidencing such Third Person Claim (subject to customary exceptions for privileged and confidential documents). The Indemnifying Party will have 45 days from the date on which the Indemnifying Party received the Notice of Claim delivered pursuant to this Section 9.4(c) to notify the Indemnified Party that the Indemnifying Party desires to assume the defense or prosecution of such Third Person Claim and any litigation resulting therefrom with counsel of its choice and at its sole cost and expense (a “Third Person Defense”), and such notice shall include an acknowledgement by the Indemnifying Party of its indemnification responsibility for all Losses for which the Indemnified Party may be indemnified as a result of such Third Person Claim; provided, however, that notwithstanding the foregoing, the Indemnifying Party shall not be permitted to assume the Third Person Defense if (1) upon petition by the Indemnified Party, the appropriate court determines that the Indemnifying Party failed or is failing to vigorously prosecute or defend such Third Person Claim, (2) the Third Person Claim is in respect of any matter involving criminal liability or asserts fraud of the Indemnified Party, (3) the matter that is the subject of the Third Person Claim seeks as the primary cause of action the imposition of an equitable or injunctive remedy against the Indemnified Party or any of its Affiliates, (4) the Third Person Claim seeks Losses in excess of the amount for which the Indemnifying Party may be liable under this Agreement, (5) the Third Person Claim involves any Governmental Authority as a party thereto, or (6) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Third Person Claim (such conditions set forth in clauses (1) through (6) above, the “Assumption Conditions”). If the Indemnifying Party assumes the Third Person Defense in accordance herewith: (x) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Person Claim, but the Indemnifying Party shall control the investigation, defense and settlement thereof, provided that the Indemnified Party’s separate counsel shall be at the expense of the Indemnifying Party if, in the reasonable opinion of counsel to the Indemnified Party, a conflict exists on a material issue between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; (y) the Indemnified Party shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Person Claim without the prior written consent of the Indemnifying Party and (z) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Person Claim to the extent such judgment or settlement provides for equitable relief without the prior written consent of the Indemnified Party, unless the judgment or settlement (I) provides solely for the payment of money, and the Indemnified Party receives an unconditional release, (II) involves a finding or admission of any violation of Law or suggestion of any wrongdoing on behalf of the Indemnified Party or (III) does not fully and unconditionally release the Indemnified Party from Liability with respect to such Third Person Claim. The Parties shall act in good faith in responding to, defending against, settling or otherwise dealing with such claims. The Parties shall also cooperate in any such defense and give each other reasonable access to all information relevant thereto (subject to customary exceptions for privileged and confidential documents). If the Indemnifying Party has assumed the Third Person Defense, such Indemnifying Party shall not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment that was consented to without the Indemnifying Party’s prior written consent.

(d)     If the Indemnifying Party does not assume the Third Person Defense within 30 days of receipt of the Notice of Claim, the Indemnified Party shall be entitled to assume the Third Person Defense, at the expense of the Indemnifying Party, upon delivery of notice to such effect to the Indemnifying Party; provided, however, that (i) the Indemnifying Party shall have the right to participate in the Third Person Defense at its sole cost and expense, but the Indemnified Party shall control the investigation, defense and settlement thereof, (ii) the Indemnifying Party may at any time thereafter assume the Third Person Defense (provided that the Assumption Conditions are satisfied), in which event the Indemnifying Party shall bear the reasonable fees, costs and expenses of the Indemnified Party’s counsel incurred prior to the assumption by the Indemnifying Party of the Third Person Defense and (iii) the Indemnifying Party shall be obligated to indemnify the Indemnified Party hereunder for any Losses pursuant to or as a result of any settlement entered into or any judgment that was consented to without the Indemnifying Party’s prior written consent (except to the extent the Indemnifying Party has assumed the Third Person Defense).

(e)     In the event of any inconsistency between this Section 9.4 and the provisions of Article 8, the provisions of Article 8 shall govern.

9.5     Calculation of Indemnity Payments.

(a)     The amount of Losses for which the Indemnifying Party is otherwise entitled to indemnification pursuant to this Article 9 shall be reduced by (i) any and all amounts actually recovered by the Indemnified Party under applicable insurance policies (net of any increased premiums resulting from such Losses), (ii) any Tax benefit actually realized by any Indemnified Party (taking into account any Tax detriment, and measured on a with and without basis) as a result of such Loss in the taxable year in which such Loss is paid or incurred or any prior year and (iii) any and all amounts actually received by the Indemnified Party from any other Person in the form of an indemnity, contribution or other similar payment; provided that no Indemnified Party shall be under any obligation to seek recovery under any of its insurance policies or from any other third party prior to seeking recovery from the Indemnifying Party under this Article 9. If an Indemnified Party receives any amounts under applicable insurance policies, any such Tax benefit or from any other Person subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

(b)     Under no circumstances shall any Indemnified Party be entitled to indemnification pursuant to this Article 9, for punitive or exemplary damages except to the extent payable by an Indemnified Party to a third party.

(c)     For the purposes of determining the amount of Losses to which such Indemnified Party may be entitled to recover under this Article 9 and for purposes of determining whether or not an Indemnified Party is entitled to indemnification pursuant to this Article 9, each of the representations and warranties that contains any “Company Material Adverse Effect,” “Buyer Material Adverse Effect,” “material” or similar materiality qualifications shall be read as though such qualifications were not contained therein (other than with respect to (i) clause (x) of Section 4.11 and (ii) the use of the term “Material Contract” and any other defined term that includes the word “Material” in the title).

(d)     Each of Seller and Buyer acknowledge and agree that the other is entitled to rely upon the representations and warranties made by such Party in this Agreement and the other Transaction Agreements and that an Indemnified Party’s right to indemnification or other remedies based upon the representations, warranties, covenants and agreements of the Indemnifying Party shall not be affected by any investigation or knowledge of the Indemnified Party or any waiver by the Indemnified Party of any condition based on the accuracy of any representation or warranty or compliance with any covenant or agreement. Such representations and warranties and covenants and agreements shall not be affected or deemed waived by reason of the fact that the Indemnified Party knew or should have known that any representation or warranty might be inaccurate or that the Indemnifying Party failed to comply with any agreement or covenant. Any investigation by an Indemnified Party shall be for its own protection only and shall not affect or impair any right or remedy hereunder

9.6     Exclusive Remedy.  Except (a) in the event of fraud, intentional misrepresentation or willful misconduct, (b) for specific performance, injunctive relief and other equitable remedies and (c) claims of or causes of action arising from the Transition Services Agreement, the sole and exclusive remedy of each Party and the Indemnified Parties with respect to any and all matters arising out of, relating to or connected with this Agreement and the transactions contemplated hereby shall be the provisions of Article 8 and the indemnification provisions set forth in this Article 9.

9.7     Characterization of Indemnification Payments.  Except as otherwise required by applicable Law, the parties shall treat any indemnification payment made hereunder as an adjustment to the Purchase Price.

9.8     Minimum Cash.  In order to satisfy the indemnification obligations of Seller pursuant to this Article 9, Seller agrees that Seller and its Subsidiaries shall maintain unrestricted cash and cash equivalents on hand in an amount at least equal to the Minimum Cash Amount (such amount to be reduced from time to time by the amount of any indemnification payments made by Seller hereunder) until the General Survival Date; provided, however, that in the event of the occurrence of any Escrow Triggering Event prior to the expiry of the General Survival Date, at or prior to the occurrence of such Escrow Triggering Event, Seller shall deposit an amount equal to the Minimum Cash Amount (reduced by the amount of any indemnification payments made by Seller hereunder as of such date) in escrow with a nationally recognized, third party escrow agent reasonably acceptable to Buyer (the “Escrow Agent”); provided, however, that if the adjustment to the Purchase Price to be made pursuant to Section 2.3, if any, shall not have been finalized in accordance with the provisions of Section 2.3, the Minimum Cash Amount shall be increased by $500,000 to satisfy any such adjustment in accordance therewith until such time as any adjustment to the Purchase Price to be made pursuant to Section 2.3 is finalized in accordance with the provisions of Section 2.3. Any amounts deposited with the Escrow Agent pursuant to this Section 9.8 will be held by the Escrow Agent until the General Survival Date, at which time such amounts will be released to Seller net of any pending claims asserted in good faith by a Buyer Indemnified Party prior to the General Survival Date. All disputed amounts shall be retained by the Escrow Agent until delivery by Buyer or Seller of joint written instructions or a non-appealable court order. All fees payable to the Escrow Agent shall be borne by Seller. Each of the foregoing terms will be set forth in more detail in an escrow agreement in customary form that is reasonably acceptable to each of Buyer and Seller.

ARTICLE 10
MISCELLANEOUS

10.1     Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered personally, (b) the next Business Day, if sent by a nationally-recognized overnight delivery service (unless the records of the delivery service indicate otherwise), (c) five Business Days after deposit in the United States mail, certified and with proper postage prepaid, addressed as follows; or (d) upon confirmation of transmission, if sent by electronic mail or facsimile during a Business Day (or on the next Business Day if sent by electronic mail or facsimile after the close of normal business hours or on a non-Business Day):

(i)    if to Parent, Buyer or the Company, to:

Tucows Inc.

96 Mowat Avenue

Toronto, Ontario

M6k 3M1

Attention: President and Chief Executive Officer

Facsimile: (416) 531-1257

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, Pennsylvania 19013-2921

Attention:

Joanne R. Soslow

Andrew R. Mariniello

Facsimile: (215) 963-5001

Email:

joanne.soslow@morganlewis.com

andrew.mariniello@morganlewis.com

(ii)   if to Seller or Seller Sub, to:

Rightside Group, Ltd.

5808 Lake Washington Boulevard NE

Suite 300

Kirkland, Washington 98033

Attention:

Chief Executive Officer

General Counsel

Email:

taryn@rightside.ninja

rick@rightside.attorney

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

65701 Fifth Avenue, Suite 5100

Seattle, Washington 98104

Attention:

Patrick J. Schultheis

Bradley L. Finkelstein

Jeana S. Kim

Facsimile: (206) 883-2699

Email:

pschultheis@wsgr.com

bfinkelstein@wsgr.com

jskim@wsgr.com

Any party or other recipient may from time to time change its contact information for purposes of this Agreement by giving notice of such change as provided herein.

10.2     Amendments and Waivers.  Subject to applicable Law, any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each of the Parties, or, in the case of a waiver, by the Party against whom the waiver is to be effective. No course of dealing and no failure or delay on the part of any Party hereto in exercising any right, power or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party’s rights, powers and remedies. The failure of any of the Parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the Parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. No single or partial exercise of any right, power or remedy conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.3     Successors and Assigns.  All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of either Party shall bind and inure to the benefit of the successors, heirs and permitted assigns of such party, whether or not so expressed. Neither Party may assign or transfer any of its rights or obligations under this Agreement without the consent in writing of the other Party, except that Buyer shall be permitted to (a) assign any right hereunder to any direct or indirect Subsidiary of Parent without the consent of the other Parties and (b) collaterally assign, at any time and in its sole discretion, its rights under this Agreement to any lender or lenders providing financing to Buyer or any of such lenders’ Affiliates (including any agent for any such lender or lenders) or to any assignee or assignees of such lender, lenders or agent.

10.4     Severability.  In the event that any one or more of the provisions of this Agreement is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected (so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any Party), it being intended that each Parties’ rights and privileges shall be enforceable to the fullest extent permitted by applicable Law, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any Party).

10.5     Fees and Expenses.  Except as otherwise provided herein, each of Seller and Buyer shall pay all of its own respective fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers and other representatives and consultants) incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder and thereunder and the consummation of the Transaction.

10.6     Specific Performance.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions (without proof of damages) to prevent actual or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity and the Parties hereby agree to waive any requirements for posting a bond in connection with any such action.

10.7     Other Remedies.  Except to the extent set forth otherwise herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

10.8     No Third Person Beneficiaries.  Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person any rights or remedies under or by reason of this Agreement or any other certificate, document, instrument or agreement executed in connection herewith nor be relied upon other than the Parties and their permitted successors or assigns. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties in accordance with and subject to the terms and conditions of this Agreement, and are not necessarily intended as characterization of actual facts or circumstances as of the date of this Agreement or as of any earlier date.

10.9     Entire Agreement.  This Agreement, including the Company Disclosure Schedule (and all schedules and exhibits thereto) and all Schedules and Exhibits to this Agreement, and all other agreements referred to herein is complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by all the Parties, have been expressed herein or in such Company Disclosure Schedule, Schedules, Exhibits or such other agreements and this Agreement, including such Company Disclosure Schedule, Schedules, Exhibits and such other agreements supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent that they related in any way to the subject matter hereof.

10.10     Governing Law.  This Agreement, including the validity hereof and the rights and obligations of the Parties hereunder, shall be construed in accordance with and governed by the Laws of the State of Delaware applicable to contracts made and to be performed entirely in such state without giving effect to the conflicts of Laws principles thereof.

10.11     Consent to Jurisdiction.  Without limiting the other provisions of this Section 10.11, the Parties agree that any Action by or against any Party hereto or with respect to or arising out of this Agreement shall be brought in the Court of Chancery of the State of Delaware (or, if (and only if) the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, the Superior Court of the State of Delaware or any federal court sitting in the State of Delaware). By execution and delivery of this Agreement, each Party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts solely for the purposes of disputes arising under this Agreement and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The Parties irrevocably consent to the service of process out of any of the aforementioned courts in any such Action by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder. Any such service of process shall be effective upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by applicable Law. The Parties hereby waive any right to stay or dismiss any Action under or in connection with this Agreement brought before the foregoing courts on the basis of (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process, (b) that such Action is brought in an inconvenient forum, that venue for the Action is improper or that this Agreement may not be enforced in or by such courts, or (c) any other defense that would hinder or delay the levy, execution or collection of any amount to which any Party hereto is entitled pursuant to any final judgment of any court having jurisdiction.

10.12     WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

10.13     Counterparts.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in two or more counterparts and by the different Parties on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a fax machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement to be effective as of the date first above written.

RIGHTSIDE GROUP, LTD.

By: /s/ Taryn Naidu

Name: Taryn Naidu

Title: President and Chief Executive Officer

RIGHTSIDE OPERATING CO.

By: /s/ Taryn Naidu

Name: Taryn Naidu

Title: President and Chief Executive Officer

ENOM, INCORPORATED

By: /s/ Taryn Naidu

Name: Taryn Naidu

Title: President and Chief Executive Officer

TUCOWS INC.

By: /s/ Elliot Noss

Name:  Elliot Noss

Title:    President

TUCOWS (EMERALD), LLC

By: TING FIBER, INC., its Sole Member

By: /s/ Michael Cooperman

Name: Michael Cooperman

Title:    Chief Financial Officer and Treasurer